Exhibit 99.1

Wintrust Financial Corporation

727 North Bank Lane, Lake Forest, Illinois 60045

News Release

FOR IMMEDIATE RELEASE	October 25, 2011

FOR MORE INFORMATION CONTACT:

Edward J. Wehmer, President & Chief Executive Officer

David A. Dykstra, Senior Executive Vice President & Chief Operating Officer

(847) 615-4096

Web site address: www.wintrust.com

WINTRUST FINANCIAL CORPORATION REPORTS THIRD QUARTER 2011

NET INCOME OF $30.2 MILLION, AN INCREASE OF 50%

LAKE FOREST, ILLINOIS – Wintrust Financial Corporation (“Wintrust” or “the Company”) (Nasdaq WTFC) announced net income of $30.2 million or $0.65 per diluted common share for the quarter ended September 30, 2011 compared to net income of $20.1 million or $0.47 per diluted common share for the quarter ended September 30, 2010 and $11.8 million or $0.25 per diluted common share for the second quarter of 2011. The Company recorded net income of $58.4 million or $1.26 per diluted common share for the first nine months of 2011 compared to net income of $49.1 million or $1.12 per diluted common share for the first nine months of 2010.

The Company’s total assets of $15.9 billion at September 30, 2011 increased $1.8 billion from September 30, 2010. Total deposits as of September 30, 2011 were $12.3 billion, an increase of $1.3 billion from September 30, 2010. Noninterest bearing deposits increased by $589.0 million or 56.5% since September 30, 2010, while NOW, money market and savings deposits increased $679.6 million or 16.9% during the same time period. Total loans, including loans held for sale but excluding covered loans, were $10.5 billion as of September 30, 2011, an increase of $704.2 million over September 30, 2010.

Edward J. Wehmer, President and Chief Executive Officer, commented, “Today, we are reporting net income of $30.2 million for the third quarter of 2011 and $58.4 million for the first nine months of 2011. Pre-tax adjusted earnings, one of our main internal measurements of profitability, improved by 22% over the third quarter of 2010 and 13% over the second quarter of 2011. The improvement in pre-tax adjusted earnings is primarily a reflection of the growth in average earning assets. The Company grew average earning assets by $1.1 billion in the third quarter of 2011 when compared to the second quarter of 2011.

Average earning asset growth occurred in three primary areas of the balance sheet. Average loans, including mortgages held for sale, increased by $341 million in the third quarter which was essentially all organic growth. Average covered loans increased by $262 million as a result of the First Chicago FDIC-assisted transaction in July. Average liquidity management assets increased by $492 million as excess liquidity built up during the third quarter, primarily as a result of deposit growth exceeding strong loan growth. The net interest margin was down three basis points from the previous quarter as the positive repricing of retail interest-bearing deposits was more than offset by the very low yield on excess liquidity and the continued declining value of net free funds.

The third quarter saw the integration of Great Lakes Advisors into Wintrust Wealth Management and the banking operations of First Chicago into Northbrook Bank & Trust Company. On the last day of the quarter, we completed the acquisition of Elgin State Bank in a non-FDIC assisted transaction. This acquisition was merged into St. Charles Bank & Trust Company, our wholly-owned subsidiary. The Great Lakes Advisors and First Chicago transactions have already had a positive impact on pre-tax adjusted earnings and we expect going forward that Elgin State Bank will have a similar effect.”

Commenting on credit quality, Mr. Wehmer noted, “Our credit quality metrics improved during the quarter. Non-performing loans as a percent of total loans was 1.30%, down from 1.57% at the previous quarter-end, while total non-performing assets to total assets declined to 1.45% from 1.63% at June 30, 2011. Total non-performing loans decreased to $134.0 million at September 30, 2011, down from $156.1 million at June 30, 2011. Total non-performing assets decreased $7.9 million from $238.8 million to $230.9 million, during the third quarter despite adding $10.3 million in other real estate owned in the non-FDIC-assisted acquisition of Elgin State Bank. During the third quarter of 2011, excluding covered loans, the Company recorded a provision for loan losses of $28.3 million, net charge-offs of $26.9 million and other real-estate owned operating charges of $5.1 million. Our allowance for loan losses, excluding covered loans, increased to $118.6 million from $117.4 million at June 30, 2011.”

Turning to the fourth quarter, Mr. Wehmer noted, “We continue to be excited about the prospects for the remainder of 2011 and beyond. The Company has recorded solid organic loan growth in both the second and third quarters of 2011 and our loan pipelines remain strong. Acquisition opportunities continue to present themselves in attractive new markets. Additionally, as it relates to the net interest margin, we anticipate an approximate $1.3 million decline in interest expense on a quarterly basis due to our new interest rate swap agreements relative to certain of our trust preferred debentures and continued deposit cost repricing improvement. Combined, these measures should further reduce our interest expense in the fourth quarter of this year.”

In closing, Mr. Wehmer added, “Our marketplace continues to provide unique growth opportunities and we believe we have positioned ourselves to take advantage of these opportunities. We will continue to be disciplined in our approach to growth and given proper execution of our objectives, Wintrust should be uniquely positioned in our marketplace to be the financial institution of choice and to allow our customers, as we say, to ‘HAVE IT ALL’.”

The Company’s results in 2011 have been particularly impacted by the industry-wide volatility in residential real estate loan originations as the outstanding balances of mortgages held for sale and mortgage warehouse lending declined rapidly during the second quarter of 2011 and stabilized during the third quarter of 2011. Growth in the Company’s commercial and premium finance portfolios accelerated throughout this period, partially or entirely offsetting the volatility in the residential real estate loan originations. The graph below depicts the delayed effect of the volatility on quarterly average balances in the third quarter of 2011 as period-end balances initially declined in 2011 and then grew in the second and third quarters of 2011. Total loans include mortgage loans held for sale but exclude covered loans.

Total Loans

(Dollars in thousands)

	Month-End Balance	Quarterly Average
Dec-10	$9,971,333	$9,777,435
Mar-11	9,656,288	9,849,309
Jun-11	10,064,041	9,859,789
Sep-11	10,485,747	10,200,733

During the third quarter of 2011 the Company experienced organic growth as well as growth through acquisitions, specifically the FDIC-assisted acquisition of First Chicago and the non-FDIC-assisted acquisition of Elgin State Bank. The following table and graph illustrate the change in financial statement accounts attributable to each of organic and acquisition growth as of the period ended September 30, 2011 compared to the period ended June 30, 2011.

Growth in Period End Balances (9/30/11 vs 6/30/11)

(Dollars in thousands)

	Loans excluding	Loans including
	Covered Loans	Covered Loans	Total Assets	Deposits
Elgin	$145,832	$145,832	$268,282	$244,716
First Chicago	5,936	305,950	633,408	614,930
Organic	195,866	167,258	397,217	187,102

	$347,634	$619,040	$1,298,907	$1,046,748

The following table and graph illustrate the change in average balances attributable to each of organic and acquisition growth for the third quarter of 2011 compared to the second quarter of 2011.

Growth in Average Balances (Q3 2011 vs Q2 2011)

(Dollars in thousands)

	Loans excluding	Loans including
	Covered Loans	Covered Loans	Total Assets	Deposits
Elgin	$3,130	$3,130	$5,766	$5,280
First Chicago	5,135	286,345	651,340	599,107
Organic	332,679	313,343	764,185	550,942

	$340,944	$602,818	$1,421,291	$1,155,329

Wintrust’s key operating measures and growth rates for the third quarter of 2011, as compared to the sequential and linked quarters are shown in the table below:

				% or (4)		% or
				basis point (bp)		basis point (bp)
				change		change
	Three Months Ended			from		from
	September 30,	June 30,	September 30,	2nd Quarter		3rd Quarter
	2011	2011	2010	2011		2010
Net income	$30,202	$11,750	$20,098	157%		50%
Net income per common share – diluted	$0.65	$0.25	$0.47	160%		38%

Pre-tax adjusted earnings (2)	$60,936	$54,127	$49,843	13%		22%
Net revenue (1)	$185,657	$145,358	$157,636	28%		18%
Net interest income	$118,410	$108,706	$102,980	9%		15%

Net interest margin (2)	3.37%	3.40%	3.22%	(3	)bp	15	bp
Net overhead ratio (3)	1.00%	1.72%	1.28%	(72	)bp	(28	)bp
Return on average assets	0.77%	0.33%	0.57%	44	bp	20	bp
Return on average common equity	7.94%	3.05%	5.44%	489	bp	250	bp

At end of period
Total assets	$15,914,804	$14,615,897	$14,100,368	36%		13%
Total loans, excluding loans held-for-sale, excluding covered loans	$10,272,711	$9,925,077	$9,461,155	14%		9%
Total loans, including loans held-for-sale, excluding covered loans	$10,485,747	$10,064,041	$9,781,595	17%		7%
Total deposits	$12,306,008	$11,259,260	$10,962,239	38%		12%
Total shareholders’ equity	$1,528,187	$1,473,386	$1,398,912	15%		9%

(1)	Net revenue is net interest income plus non-interest income.
(2)	See “Supplemental Financial Measures/Ratios” for additional information on this performance measure/ratio.
(3)

The net overhead ratio is calculated by netting total non-interest expense and total non-interest income, annualizing this amount, and dividing by that period’s average total assets. A lower ratio indicates a higher degree of efficiency.

(4)	Period-end balance sheet percentage changes are annualized.

Certain returns, yields, performance ratios, or quarterly growth rates are “annualized” in this presentation to represent an annual time period. This is done for analytical purposes to better discern for decision-making purposes underlying performance trends when compared to full-year or year-over-year amounts. For example, a 5% growth rate for a quarter would represent an annualized 20% growth rate. Additional supplemental financial information showing quarterly trends can be found on the Company’s web site at www.wintrust.com by choosing “Financial Reports” under the “Investor Relations” heading, and then choosing “Supplemental Financial Info.”

Items Impacting Comparative Financial Results: Acquisitions and Capital

Acquisitions

Current Quarter

On September 30, 2011, the Company completed its acquisition of Elgin State Bancorp, Inc. (“ESBI”). ESBI was the parent company of Elgin State Bank, which operated three banking locations in Elgin, Illinois. As part of the transaction, Elgin State Bank merged into the Company’s wholly-owned subsidiary bank, St. Charles Bank & Trust Company (“St. Charles”), and the three acquired banking locations are operating as branches of St. Charles under the brand name Elgin State Bank. Elgin State Bank had approximately $262 million in assets and $240 million in deposits as of September 30, 2011.

On July 8, 2011, the Company announced that its wholly-owned subsidiary bank, Northbrook Bank & Trust Company (“Northbrook”), acquired certain assets and liabilities and the banking operations of First Chicago Bank & Trust (“First Chicago”) in an FDIC-assisted transaction. First Chicago operated seven locations in Illinois: three in Chicago and one each in Bloomingdale, Itasca, Norridge and Park Ridge.

On July 1, 2011, the Company completed its acquisition of Great Lakes Advisors, Inc. (“Great Lakes Advisors”), a Chicago-based investment manager with approximately $2.4 billion in assets under management. Great Lakes Advisors merged with Wintrust’s existing asset management business, Wintrust Capital Management, LLC and operates as “Great Lakes Advisors, LLC, a Wintrust Wealth Management Company”. Wintrust Wealth Management, which includes Great Lakes Advisors, Wayne Hummer Investments and the Chicago Trust Company, now has $12.8 billion assets under administration.

Comparable Periods

On April 13, 2011, the Company announced the acquisition of certain assets and the assumption of certain liabilities of the mortgage banking business of River City Mortgage, LLC (“River City”) of Bloomington, Minnesota. With offices in Minnesota, Nebraska and North Dakota, River City originated nearly $500 million in mortgage loans in 2010.

On March 25, 2011, the Company announced that its wholly-owned subsidiary bank, Advantage National Bank Group (“Advantage”) acquired certain assets and liabilities and the banking operations of The Bank of Commerce (“TBOC”) in an FDIC-assisted transaction. TBOC operated one location in Wood Dale, Illinois. Advantage subsequently changed its name to Schaumburg Bank and Trust Company, N.A. (“Schaumburg”).

On February 4, 2011, the Company announced that its wholly-owned subsidiary bank, Northbrook, acquired certain assets and liabilities and the banking operations of Community First Bank-Chicago (“CFBC”) in an FDIC-assisted transaction. CFBC operated one location in Chicago.

On February 3, 2011, the Company announced the acquisition of certain assets and the assumption of certain liabilities of the mortgage banking business of Woodfield Planning Corporation (“Woodfield”) of Rolling Meadows, Illinois. With offices in Rolling Meadows, Illinois and Crystal Lake, Illinois, Woodfield originated approximately $180 million in mortgage loans in 2010.

On August 17, 2010, the Company announced that its wholly-owned subsidiary bank, Wheaton Bank & Trust Company (“Wheaton”) signed a Branch Purchase and Assumption Agreement whereby it agreed to acquire a branch of an unaffiliated bank located in Naperville, Illinois. The transaction closed on October 22, 2010 and the acquired operations are operating as Naperville Bank & Trust. Through this transaction, Wheaton acquired approximately $23 million of deposits, approximately $11 million of performing loans, the property, bank facility and various other assets.

On August 6, 2010, the Company announced that its wholly-owned subsidiary bank, Northbrook, in an FDIC-assisted transaction, had acquired certain assets and liabilities and the banking operations of Ravenswood Bank (“Ravenswood”). Ravenswood operated one location in Chicago, Illinois and one in Mount Prospect, Illinois.

On April 23, 2010, the Company announced that Northbrook and Wheaton, in two FDIC-assisted transactions, had acquired certain assets and liabilities and the banking operations of Lincoln Park Savings Bank (“Lincoln Park”) and Wheatland Bank (“Wheatland”), respectively. Lincoln Park operated four locations in Chicago, Illinois. Wheatland had one location in Naperville, Illinois.

Summary of FDIC-assisted Transactions

• Northbrook assumed approximately $887 million of the outstanding deposits and approximately $959 million of assets of First Chicago, prior to purchase accounting adjustments. A bargain purchase gain of $27.4 million was recognized on this transaction.

• Schaumburg assumed approximately $161 million of the outstanding deposits and approximately $163 million of assets of TBOC, prior to purchase accounting adjustments. A bargain purchase gain of $8.6 million was recognized on this transaction.

• Northbrook assumed approximately $50 million of the outstanding deposits and approximately $51 million of assets of CFBC, prior to purchase accounting adjustments. A bargain purchase gain of $2.0 million was recognized on this transaction.

• Northbrook assumed approximately $120 million of the outstanding deposits and approximately $188 million of assets of Ravenswood, prior to purchase accounting adjustments. A bargain purchase gain of $6.8 million was recognized on this transaction.

• Northbrook assumed approximately $160 million of the outstanding deposits and approximately $170 million of assets of Lincoln Park, prior to purchase accounting adjustments. A bargain purchase gain of $4.2 million was recognized on this transaction.

• Wheaton assumed approximately $400 million of the outstanding deposits and approximately $370 million of assets of Wheatland, prior to purchase accounting adjustments. A bargain purchase gain of $22.3 million was recognized on this transaction.

Loans comprise the majority of the assets acquired in the FDIC-assisted transactions and are subject to loss sharing agreements with the FDIC where the FDIC has agreed to reimburse the Company for 80% of losses incurred on the purchased loans. Additionally, the loss share agreements with the FDIC require the Company to reimburse the FDIC in the event that actual losses on covered assets are lower than the original loss estimates agreed upon with the FDIC with respect of such assets in the loss share agreements. We refer to the loans subject to these loss-sharing agreements as “covered loans.” We use the term “covered assets” to refer to the total of covered loans, covered OREO and certain other covered assets. The agreements with the FDIC require that the Company follow certain servicing procedures or risk losing FDIC reimbursement of losses related to covered assets.

Wintrust Financial Corporate Headquarters

On June 8, 2011, the Company purchased a 277,000 square foot 11-story office building complex at 9700 W. Higgins Road, Rosemont, Illinois for approximately $22.5 million. The building will serve as the Company’s corporate and mortgage division headquarters and initially house approximately 400 employees. Currently, the building is approximately 50% occupied by lease tenants. The Company will begin to occupy the remaining area of the building in December 2011.

Capital Ratios

As of September 30, 2011, the Company’s estimated capital ratios were 13.3% for total risk-based capital, 12.0% for tier 1 risk-based capital and 9.6% for leverage, well above the well capitalized guidelines. Additionally, the Company’s tangible common equity ratio was 7.4% at September 30, 2011.

Financial Performance Overview – Third quarter of 2011

For the third quarter of 2011, net interest income totaled $118.4 million, an increase of $15.4 million as compared to the third quarter of 2010 and $9.7 million as compared to the second quarter of 2011. The increases in net interest income on both a sequential and linked quarter basis are the result of balance sheet growth:

•

Average earning assets for the third quarter of 2011 increased by $1.2 billion compared to the third quarter of 2010. Average earning asset growth over the past 12 months was primarily a result of the $597.2 million increase in average loans, $354.3 million of average covered loan growth from the FDIC-assisted bank acquisitions and a $275.1 million increase in average liquidity management and other earning assets. The $597.2 million increase in average loans was comprised of a $360.1 million increase in commercial and industrial loans, a $241.4 million increase in life insurance premium finance loans, a $175.5 million increase in commercial premium finance loans and a $48.0 million increase in commercial real estate loans, partially offset by a decrease in mortgages held for sale of $135.2 million, a decrease in mortgage warehouse lending of $54.1 million and a decrease in all other loans of $38.5 million. The decrease in all other loans was primarily related to home equity loans. The shift in growth over the past 12 months toward commercial and industrial loans is a reflection of the commercial initiatives the Company has implemented. The average earning asset growth of $1.2 billion over the past 12 months was primarily funded by a $619.4 million increase in the average balances of interest-bearing deposits, an increase in the average balance of net free funds of $322.4 million and an increase in wholesale funding of $284.7 million.

•

Average earning assets for the third quarter of 2011 increased by $1.1 billion compared to the second quarter of 2011. Average earning asset growth over the past three months was primarily the result of a $492.1 million increase in average liquidity management assets, a $340.9 million increase in average loans and a $261.9 million increase in covered loans. The growth in liquidity management assets was primarily in interest-bearing deposit balances as liquidity continues to accumulate, primarily as a result of deposit growth exceeding strong loan growth. The net interest margin was down three basis points from the previous quarter as the very low yield on excess liquidity and the continued declining value of net free funds more than offset positive repricing of retail interest-bearing deposits. Growth in average loans was due to a $152.3 million increase in premium finance loans, a $141.4 million increase in commercial and industrial loans and increases totaling $65.6 million in mortgages held for sale and mortgage warehouse lending as residential originations picked up slightly in the third quarter of 2011 as a result of lower mortgage interest rates. The average earning asset growth of $1.1 billion over the past three months was primarily funded by a $1.2 billion increase in deposits. Approximately $599.1 million of the deposit growth is attributable to the addition of First Chicago in the third quarter of 2011.

The net interest margin for the third quarter of 2011 was 3.37% compared to 3.22% in the third quarter of 2010 and 3.40% in the second quarter of 2011.

•

The 15 basis point increase in the third quarter of 2011 compared to the third quarter of 2010 was primarily attributable to a 43 basis point decline in the cost of interest-bearing deposits over the last 12 months. Partially offsetting this improvement was a decrease in accretable discount recognized as interest income on the purchased life insurance premium portfolio as prepayments declined and the negative impact of pricing pressures on the commercial premium finance portfolio.

•

The three basis point decrease in net interest margin in the third quarter of 2011 compared to the second quarter of 2011 resulted from the large increase in interest-bearing cash balances which yielded only 32 basis points in the third quarter and continued negative pricing pressures on the commercial premium finance portfolio. Excess liquidity balances continue to restrict net interest margin expansion as deposit growth exceeded strong loan growth. Partially offsetting these items was continued lower repricing of interest-bearing deposits, as the cost of this funding source declined by 12 basis points in the third quarter.

Non-interest income totaled $67.2 million in the third quarter of 2011, increasing $12.6 million, or 23%, compared to the third quarter of 2010 and increasing $30.6 million, or 83%, compared to the second quarter of 2011. The increases in both periods are primarily attributable to the higher bargain purchase gains recorded during the current period as a result of the First Chicago FDIC-assisted transaction. Offsetting these increases were lower net gains on available-for-sale securities in 2011. The Company recognized $225,000 of net gains on available-for-sale securities in the third quarter of 2011 compared to a net gain of $9.2 million in the prior year quarter. The net gains in the third quarter of 2010 primarily related to the sale of certain collateralized mortgage obligations. Mortgage banking revenue decreased $6.5 million when compared to the third quarter of 2010 and increased $1.7 million when compared to the second quarter of 2011. The decrease in the current quarter as compared to the third quarter of 2010 resulted primarily from a decrease in gains on sales of loans, which was driven by lower origination volumes in the current quarter. Mortgage banking revenue in the past two quarters has been restrained by negative mortgage servicing rights valuation adjustments totaling $2.6 million in the third quarter of 2011 and $1.1 million in the second quarter of 2011. Loans sold to the secondary market were $642 million in the third quarter of 2011 compared to $1.1 billion in the third quarter of 2010 and $459 million in the second quarter of 2011 (see “Non-Interest Income” section later in this document for further detail).

Non-interest expense totaled $106.3 million in the third quarter of 2011, increasing $6.6 million, or 7%, compared to the third quarter of 2010 and increasing $9.1 million compared to the second quarter of 2011. The increase compared to the third quarter of 2010 was primarily attributable to a $4.8 million increase in salaries and employee benefits. The increase in salaries and employee benefits was attributable to a $6.1 million increase in salaries caused by the addition of employees from various acquisition transactions and larger staffing related to organic Company growth, and a $1.1 million increase from employee benefits (primarily related to health plans and payroll taxes), partially offset by a $2.4 million decrease in bonus and commissions attributable to variable pay based revenue.

Financial Performance Overview – First Nine Months of 2011

The net interest margin for the first nine months of 2011 was 3.41%, compared to 3.34% in the first nine months of 2010. Average earning assets for the first nine months of 2011 increased by $1.1 billion compared to the first nine months of 2010. This average earning asset growth was primarily a result of the $599.9 million increase in average loans, $297.7 million of average covered loan growth from the FDIC-assisted bank acquisitions and a $154.4 million increase in liquidity management and other earning assets. Growth in the life insurance premium finance portfolio of $285.6 million and growth in the commercial and industrial portfolio of $263.7 million accounted for the majority of the total average loan growth over the past 12 months. The average earning asset growth of $1.1 billion over the past 12 months was primarily funded by a $468.7 million increase in the average balances of interest-bearing deposits and an increase in the average balance of net free funds of $444.2 million.

Non-interest income totaled $144.8 million in the first nine months of 2011, decreasing $2.9 million, or 2%, compared to the first nine months of 2010. The change was primarily attributable to lower bargain purchase gains recorded during the current period relating to the FDIC-assisted transactions than during the comparable period as well as lower net gains on available-for-sale securities in 2011. The Company recognized $1.5 million of net gains on available-for-sale securities in the first nine months of 2011 compared to a net gain of $9.7 million in the prior year period. The higher net gains in the first nine months of 2010 were primarily related to the sale of certain collateralized mortgage obligations. Mortgages originated for sale totaled approximately $1.7 billion in the first nine months of 2011 compared to approximately $2.5 billion in the first nine months of 2010. Offsetting a $10.1 million decrease in gains on sales of loans and other fees as a result of the lower origination volumes, was a $10.2 million positive impact from lower recourse obligation adjustments as the loss estimates on future indemnification requests from investors declined. Additionally, trading gains of $121,000 were recognized by the Company in the first nine months of 2011 compared to gains of $4.6 million in the first nine months of 2010. Lower trading income in 2011 resulted primarily from realizing larger market value increases in the prior year on certain collateralized mortgage obligations held in trading.

Non-interest expense totaled $301.6 million in the first nine months of 2011, increasing $25.3 million, or 9%, compared to the first nine months of 2010. The increase compared to the first nine months of 2010 was primarily attributable to a $14.3 million increase in salaries and employee benefits. The increase in salaries and employee benefits was attributable to a $13.4 million increase in salaries caused by the addition of employees from the various acquisitions and larger staffing related to organic Company growth, and a $4.5 million increase from employee benefits (primarily related to health plans and payroll taxes), partially offset by a $3.6 million decrease in bonus and commissions attributable to variable pay based revenue. Additionally, OREO related expenses increased $5.6 million, occupancy expense increased $2.3 million as a result of rent expense on additional leased premises and depreciation on owned locations and professional fees increased $1.5 million, primarily related to increased legal costs related to non-performing assets and recent acquisitions.

The Company’s effective tax rate increased to 39.3% for the first nine months of 2011, up from 37.6% in the first nine months of 2010. This increase is primarily attributable to increases in state income taxes, including the impact of a 2.2% increase in the Illinois corporate tax rate on 2011 earnings and additional tax expense of $300,000 recorded in the first quarter due to an adjustment to the recorded value of the Company’s net deferred income tax liabilities as of the beginning of 2011 due to the increase in the Illinois corporate tax rate change that was effective on January 1, 2011.

Financial Performance Overview – Credit Quality

Non-performing loans, excluding covered loans, totaled $134.0 million, or 1.30% of total loans, at September 30, 2011, compared to $156.1 million, or 1.57% of total loans, at June 30, 2011 and $134.3 million, or 1.42% of total loans, at September 30, 2010. OREO, excluding covered OREO, of $96.9 million at September 30,

2011 increased $14.1 million compared to $82.8 million at June 30, 2011, and increased $20.2 million compared to $76.7 million at September 30, 2010. The increase in OREO, excluding covered OREO, at September 30, 2011 is primarily related to the properties acquired with the Elgin State Bank transaction.

The provision for credit losses totaled $29.3 million for the third quarter of 2011 compared to $29.2 million for the second quarter of 2011 and $25.5 million in the third quarter of 2010. Net charge-offs as a percentage of loans, excluding covered loans, for the third quarter of 2011 totaled 105 basis points on an annualized basis compared to 89 basis points on an annualized basis in the third quarter of 2010 and 106 basis points on an annualized basis in the second quarter of 2011.

Excluding the allowance for covered loan losses, the allowance for credit losses at September 30, 2011 totaled $132.1 million, or 1.29% of total loans, compared to $119.7 million, or 1.21% of total loans, at June 30, 2011 and $112.8 million, or 1.19% of total loans, at September 30, 2010.

WINTRUST FINANCIAL CORPORATION Selected Financial Highlights	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Selected Financial Condition Data (at end of period):
Total assets	$15,914,804	$14,100,368
Total loans, excluding covered loans	10,272,711	9,461,155
Total deposits	12,306,008	10,962,239
Junior subordinated debentures	249,493	249,493
Total shareholders’ equity	1,528,187	1,398,912
Selected Statements of Income Data:
Net interest income	$118,410	$102,980	$336,730	$303,159
Net revenue (1)	185,657	157,636	481,516	450,859
Pre-tax adjusted earnings (2)	60,936	49,843	164,110	138,227
Net income	30,202	20,098	58,354	49,125
Net income per common share – Basic	$0.82	$0.49	$1.57	$1.17
Net income per common share – Diluted	$0.65	$0.47	$1.26	$1.12
Selected Financial Ratios and Other Data:
Performance Ratios:
Net interest margin (2)	3.37%	3.22%	3.41%	3.34%
Non-interest income to average assets	1.72%	1.56%	1.33%	1.48%
Non-interest expense to average assets	2.72%	2.85%	2.77%	2.77%
Net overhead ratio (3)	1.00%	1.28%	1.44%	1.29%
Efficiency ratio (2) (4)	57.21%	67.01%	62.67%	62.45%
Return on average assets	0.77%	0.57%	0.54%	0.49%
Return on average common equity	7.94%	5.44%	5.21%	4.43%
Average total assets	$15,526,427	$14,015,757	$14,549,696	$13,322,460
Average total shareholders’ equity	1,507,717	1,391,507	1,468,808	1,320,611
Average loans to average deposits ratio (excluding covered loans)	85.0%	88.7%	88.9%	91.0%
Average loans to average deposits ratio (including covered loans)	90.7%	91.7%	93.1%	92.8%
Common Share Data at end of period:
Market price per common share	$25.81	$32.41
Book value per common share (2)	$33.92	$35.70
Tangible common book value per share (2)	$26.47	$26.34
Common shares outstanding	35,924,066	31,143,740
Other Data at end of period:(8)
Leverage Ratio (5)	9.6%	10.3%
Tier 1 capital to risk-weighted assets (5)	12.0%	12.3%
Total capital to risk-weighted assets (5)	13.3%	13.5%
Tangible common equity ratio (TCE) (2)(7)	7.4%	5.9%
Allowance for credit losses (6)	$132,051	$112,807
Non-performing loans	$133,976	$134,323
Allowance for credit losses to total loans (6)	1.29%	1.19%
Non-performing loans to total loans	1.30%	1.42%
Number of:
Bank subsidiaries	15	15
Non-bank subsidiaries	7	8
Banking offices	99	85

(1)	Net revenue includes net interest income and non-interest income
(2)	See “Supplemental Financial Measures/Ratios” for additional information on this performance measure/ratio.
(3)

The net overhead ratio is calculated by netting total non-interest expense and total non-interest income, annualizing this amount, and dividing by that period’s total average assets. A lower ratio indicates a higher degree of efficiency.

(4)	The efficiency ratio is calculated by dividing total non-interest expense by tax-equivalent net revenue (less securities gains or losses). A lower ratio indicates more efficient revenue generation.
(5)	Capital ratios for current quarter-end are estimated.
(6)	The allowance for credit losses includes both the allowance for loan losses and the allowance for unfunded lending-related commitments, but excludes the allowance for covered loan losses.
(7)	Total shareholders’ equity minus preferred stock and total intangible assets divided by total assets minus total intangible assets.
(8)	Asset quality ratios exclude covered loans.

WINTRUST FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CONDITION

	(Unaudited)		(Unaudited)
	September 30,	December 31,	September 30,
(In thousands)	2011	2010	2010
Assets
Cash and due from banks	$147,270	$153,690	$155,067
Federal funds sold and securities purchased under resale agreements	13,452	18,890	88,913
Interest-bearing deposits with other banks	1,101,353	865,575	1,224,584
Available-for-sale securities, at fair value	1,267,682	1,496,302	1,324,179
Trading account securities	297	4,879	4,935
Federal Home Loan Bank and Federal Reserve Bank stock, at cost	99,749	82,407	80,445
Brokerage customer receivables	27,935	24,549	25,442
Mortgage loans held-for-sale, at fair value	204,081	356,662	307,231
Mortgage loans held-for-sale, at lower of cost or market	8,955	14,785	13,209
Loans, net of unearned income, excluding covered loans	10,272,711	9,599,886	9,461,155
Covered loans	680,075	334,353	353,840

Total loans	10,952,786	9,934,239	9,814,995
Less: Allowance for loan losses	118,649	113,903	110,432
Less: Allowance for covered loan losses	12,496	—	—

Net loans	10,821,641	9,820,336	9,704,563
Premises and equipment, net	412,478	363,696	353,445
FDIC indemnification asset	379,306	118,182	161,640
Accrued interest receivable and other assets	468,711	366,438	365,496
Trade date securities receivable	637,112	—	—
Goodwill	302,369	281,190	278,025
Other intangible assets	22,413	12,575	13,194

Total assets	$15,914,804	$13,980,156	$14,100,368

Liabilities and Shareholders’ Equity
Deposits:
Non-interest bearing	$1,631,709	$1,201,194	$1,042,730
Interest bearing	10,674,299	9,602,479	9,919,509

Total deposits	12,306,008	10,803,673	10,962,239
Notes payable	3,004	1,000	1,000
Federal Home Loan Bank advances	474,570	423,500	414,832
Other borrowings	448,082	260,620	241,522
Secured borrowings – owed to securitization investors	600,000	600,000	600,000
Subordinated notes	40,000	50,000	55,000
Junior subordinated debentures	249,493	249,493	249,493
Trade date securities payable	73,874	—	2,045
Accrued interest payable and other liabilities	191,586	155,321	175,325

Total liabilities	14,386,617	12,543,607	12,701,456

Shareholders’ Equity:
Preferred stock	49,736	49,640	287,234
Common stock	35,926	34,864	31,145
Surplus	997,854	965,203	682,318
Treasury stock	(68)	—	(51)
Retained earnings	441,268	392,354	394,323
Accumulated other comprehensive income (loss)	3,471	(5,512)	3,943

Total shareholders’ equity	1,528,187	1,436,549	1,398,912

Total liabilities and shareholders’ equity	$15,914,804	$13,980,156	$14,100,368

WINTRUST FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In thousands, except per share data)	2011	2010	2011	2010
Interest income
Interest and fees on loans	$140,543	$137,902	$409,424	$403,244
Interest bearing deposits with banks	917	1,339	2,723	3,828
Federal funds sold and securities purchased under resale agreements	28	35	83	118
Securities	12,667	7,438	33,645	29,668
Trading account securities	15	19	38	383
Federal Home Loan Bank and Federal Reserve Bank stock	584	488	1,706	1,419
Brokerage customer receivables	197	180	557	484

Total interest income	154,951	147,401	448,176	439,144

Interest expense
Interest on deposits	21,893	31,088	68,253	95,926
Interest on Federal Home Loan Bank advances	4,166	4,042	12,134	12,482
Interest on notes payable and other borrowings	2,874	1,411	8,219	4,312
Interest on secured borrowings – owed to securitization investors	3,003	3,167	9,037	9,276
Interest on subordinated notes	168	265	574	762
Interest on junior subordinated debentures	4,437	4,448	13,229	13,227

Total interest expense	36,541	44,421	111,446	135,985

Net interest income	118,410	102,980	336,730	303,159
Provision for credit losses	29,290	25,528	83,821	95,870

Net interest income after provision for credit losses	89,120	77,452	252,909	207,289

Non-interest income
Wealth management	11,994	8,973	32,831	26,833
Mortgage banking	14,469	20,980	38,917	38,693
Service charges on deposit accounts	4,085	3,384	10,990	10,087
Gains on available-for-sale securities, net	225	9,235	1,483	9,673
Gain on bargain purchases	27,390	6,593	37,974	43,981
Trading gains	591	210	121	4,554
Other	8,493	5,281	22,470	13,879

Total non-interest income	67,247	54,656	144,786	147,700

Non-interest expense
Salaries and employee benefits	61,863	57,014	171,041	156,735
Equipment	4,501	4,203	13,174	12,144
Occupancy, net	7,512	6,254	20,789	18,517
Data processing	3,836	3,891	10,506	10,967
Advertising and marketing	2,119	1,650	5,173	4,434
Professional fees	5,085	4,555	13,164	11,619
Amortization of other intangible assets	970	701	2,363	2,020
FDIC insurance	3,100	4,642	10,899	13,456
OREO expenses, net	5,134	4,767	17,519	11,948
Other	12,201	12,046	37,008	34,484

Total non-interest expense	106,321	99,723	301,636	276,324

Income before taxes	50,046	32,385	96,059	78,665
Income tax expense	19,844	12,287	37,705	29,540

Net income	$30,202	$20,098	$58,354	$49,125

Preferred stock dividends and discount accretion	$1,032	$4,943	$3,096	$14,830

Net income applicable to common shares	$29,170	$15,155	$55,258	$34,295

Net income per common share – Basic	$0.82	$0.49	$1.57	$1.17

Net income per common share – Diluted	$0.65	$0.47	$1.26	$1.12

Cash dividends declared per common share	$0.09	$0.09	$0.18	$0.18

Weighted average common shares outstanding	35,550	31,117	35,152	29,396
Dilutive potential common shares	10,551	988	8,683	1,132

Average common shares and dilutive common shares	46,101	32,105	43,835	30,528

SUPPLEMENTAL FINANCIAL MEASURES/RATIOS

The accounting and reporting policies of Wintrust conform to generally accepted accounting principles (“GAAP”) in the United States and prevailing practices in the banking industry. However, certain non-GAAP performance measures and ratios are used by management to evaluate and measure the Company’s performance. These include taxable-equivalent net interest income (including its individual components), net interest margin (including its individual components), the efficiency ratio, tangible common equity ratio, tangible common book value per share and pre-tax adjusted earnings. Management believes that these measures and ratios provide users of the Company’s financial information a more meaningful view of the performance of the interest-earning assets and interest-bearing liabilities and of the Company’s operating efficiency. Other financial holding companies may define or calculate these measures and ratios differently.

Management reviews yields on certain asset categories and the net interest margin of the Company and its banking subsidiaries on a fully taxable-equivalent (“FTE”) basis. In this non-GAAP presentation, net interest income is adjusted to reflect tax-exempt interest income on an equivalent before-tax basis. This measure ensures comparability of net interest income arising from both taxable and tax-exempt sources. Net interest income on a FTE basis is also used in the calculation of the Company’s efficiency ratio. The efficiency ratio, which is calculated by dividing non-interest expense by total taxable-equivalent net revenue (less securities gains or losses), measures how much it costs to produce one dollar of revenue. Securities gains or losses are excluded from this calculation to better match revenue from daily operations to operational expenses. Management considers the tangible common equity ratio and tangible book value per common share as useful measurements of the Company’s equity. Pre-tax adjusted earnings is a significant metric in assessing the Company’s operating performance. Pre-tax adjusted earnings is adjusted to exclude the provision for credit losses and certain significant items.

The following table presents a reconciliation of certain non-GAAP performance measures and ratios used by the Company to evaluate and measure the Company’s performance to the most directly comparable GAAP financial measures for the last 5 quarters:

	Three Months Ended					Nine Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,	September 30,
(Dollars and shares in thousands)	2011	2011	2011	2010	2010	2011	2010
Calculation of Net Interest Margin and Efficiency Ratio

(A) Interest Income (GAAP)	$154,951	$145,445	$147,780	$153,962	$147,401	$448,176	$439,144
Taxable-equivalent adjustment:
– Loans	100	110	116	79	85	326	254
– Liquidity management assets	313	296	295	326	324	904	1,051
– Other earning assets	6	2	3	—	7	11	16

Interest Income – FTE	$155,370	$145,853	$148,194	$154,367	$147,817	$449,417	$440,465
(B) Interest Expense (GAAP)	36,541	36,739	38,166	41,285	44,421	111,446	135,985

Net interest income – FTE	$118,829	$109,114	$110,028	$113,082	$103,396	$337,971	$304,480

(C) Net Interest Income (GAAP) (A minus B)	$118,410	$108,706	$109,614	$112,677	$102,980	$336,730	$303,159

(D) Net interest margin (GAAP)	3.36%	3.38%	3.46%	3.44%	3.20%	3.40%	3.32%
Net interest margin – FTE	3.37%	3.40%	3.48%	3.46%	3.22%	3.41%	3.34%
(E) Efficiency ratio (GAAP)	57.34%	67.41%	65.23%	67.65%	67.20%	62.84%	62.63%
Efficiency ratio – FTE	57.21%	67.22%	65.05%	67.48%	67.01%	62.67%	62.45%

Calculation of Tangible Common Equity ratio (at period end)
Total shareholders’ equity	$1,528,187	$1,473,386	$1,453,253	$1,436,549	$1,398,912
Less: Preferred stock	(49,736)	(49,704)	(49,672)	(49,640)	(287,234)
Less: Intangible assets	(324,782)	(294,833)	(293,996)	(293,765)	(291,219)

(F) Total tangible common shareholders’ equity	$1,153,669	$1,128,849	$1,109,585	$1,093,144	$820,459

Total assets	$15,914,804	$14,615,897	$14,094,294	$13,980,156	$14,100,368
Less: Intangible assets	(324,782)	(294,833)	(293,996)	(293,765)	(291,219)

(G) Total tangible assets	$15,590,022	$14,321,064	$13,800,298	$13,686,391	$13,809,149

Tangible common equity ratio (F/G)	7.4%	7.9%	8.0%	8.0%	5.9%

Calculation of Pre-Tax Adjusted Earnings
Income before taxes	$50,046	$18,965	$27,048	$22,142	$32,385	$96,059	$78,665
Add: Provision for credit losses	29,290	29,187	25,344	28,795	25,528	83,821	95,870
Add: OREO expenses, net	5,134	6,577	5,808	7,384	4,767	17,519	11,948
Add: Recourse obligation on loans previously sold	266	(916)	103	1,365	1,432	(547)	9,605
Add: Covered loan expense	336	806	745	342	162	1,887	347
Add: Mortgage servicing rights fair value adjustments	2,631	1,136	(141)	(834)	1,472	3,626	3,789
Less: Loss (gain) from investment partnerships	1,439	240	(356)	(499)	135	1,323	(656)
Less: Gain on bargain purchases	(27,390)	(746)	(9,838)	(250)	(6,593)	(37,974)	(43,981)
Less: Trading (gains) losses	(591)	30	440	(611)	(210)	(121)	(4,554)
Less: (Gains) losses on available-for-sale securities, net	(225)	(1,152)	(106)	(159)	(9,235)	(1,483)	(9,673)

Pre-tax adjusted earnings	$60,936	$54,127	$49,047	$57,675	$49,843	$164,110	$141,360

Calculation of book value per share
Total shareholders’ equity	$1,528,187	$1,473,386	$1,453,253	$1,436,549	$1,398,912
Less: Preferred stock	(49,736)	(49,704)	(49,672)	(49,640)	(287,234)

(H) Total common equity	$1,478,451	$1,423,682	$1,403,581	$1,386,909	$1,111,678

Actual common shares outstanding	35,924	34,988	34,947	34,864	31,144
Add: TEU conversion shares	7,666	7,342	6,696	7,512	—

(I) Common shares used for book value calculation	43,590	42,330	41,643	42,376	31,144

Book value per share (H/I)	$33.92	$33.63	$33.70	$32.73	$35.70
Tangible common book value per share (F/I)	$26.47	$26.67	$26.65	$25.80	$26.34

LOANS

Loan Portfolio Mix and Growth Rates

				% Growth
				From (1)	From
	September 30,	December 31,	September 30,	December 31,	September 30,
(Dollars in thousands)	2011	2010	2010	2010	2010
Balance:
Commercial	$2,337,098	$2,049,326	$1,952,791	19%	20%
Commercial real-estate	3,465,321	3,338,007	3,331,498	5	4
Home equity	879,180	914,412	919,824	(5)	(4)
Residential real-estate	326,207	353,336	342,009	(10)	(5)
Premium finance receivables – commercial	1,417,572	1,265,500	1,323,934	16	7
Premium finance receivables – life insurance	1,671,443	1,521,886	1,434,994	13	16
Indirect consumer (2)	62,452	51,147	56,575	30	10
Consumer and other	113,438	106,272	99,530	9	14

Total loans, net of unearned income, excluding covered loans	$10,272,711	$9,599,886	$9,461,155	9%	9%
Covered loans	680,075	334,353	353,840	138	92

Total loans, net of unearned income	$10,952,786	$9,934,239	$9,814,995	14%	12%

Mix:
Commercial	21%	21%	20%
Commercial real-estate	32	34	34
Home equity	8	9	9
Residential real-estate	3	3	3
Premium finance receivables – commercial	13	13	13
Premium finance receivables – life insurance	15	15	15
Indirect consumer (2)	1	1	1
Consumer and other	1	1	1

Total loans, net of unearned income, excluding covered loans	94%	97%	96%
Covered loans	6	3	4

Total loans, net of unearned income	100%	100%	100%

(1) Annualized

(2) Includes autos, boats, snowmobiles and other indirect consumer loans.

Commercial and Commercial Real-Estate Loans, excluding covered loans As of September 30, 2011				> 90 Days Past Due and Still Accruing(1)	Allowance For Loan Losses Allocation
	Balance	% of Total Balance	Nonaccrual
(Dollars in thousands)
Commercial:
Commercial and industrial	$1,414,715	24.4%	$21,055	$—	$22,269
Franchise	126,854	2.2	1,792	—	1,050
Mortgage warehouse lines of credit	132,425	2.3	—	—	1,041
Community Advantage – homeowner associations	74,281	1.3	—	—	186
Aircraft	18,080	0.3	—	—	108
Asset-based lending	419,737	7.2	1,989	—	7,652
Municipal	74,723	1.3	—	—	1,122
Leases	66,671	1.1	—	—	335
Other	9,612	0.2	—	—	17

Total commercial	$2,337,098	40.3%	$24,836	$—	$33,780

Commercial Real-Estate:
Residential construction	$71,941	1.2	$1,358	$1,105	$1,815
Commercial construction	160,421	2.8	2,860	—	4,588
Land	199,130	3.4	31,072	—	15,368
Office	533,930	9.2	15,432	—	9,112
Industrial	538,248	9.3	2,160	—	5,479
Retail	519,235	8.9	3,664	—	5,503
Multi-family	324,777	5.6	3,423	—	9,668
Mixed use and other	1,117,639	19.3	9,700	—	12,839

Total commercial real-estate	$3,465,321	59.7%	$69,669	$1,105	$64,372

Total commercial and commercial real-estate	$5,802,419	100.0%	$94,505	$1,105	$98,152

Commercial real-estate – collateral location by state:
Illinois	$2,833,384	81.8%
Wisconsin	342,305	9.9

Total primary markets	$3,175,689	91.7%

Florida	57,758	1.7
Arizona	40,434	1.2
Indiana	47,963	1.4
Other (no individual state greater than 0.4%)	143,477	4.0

Total	$3,465,321	100.0%

(1)	Excludes purchased non-covered loans acquired with evidence of credit quality deterioration since origination, in accordance with ASC 310-30.

DEPOSITS

Deposit Portfolio Mix and Growth Rates

				% Growth
				From (1)	From
	September 30,	December 31,	September 30,	December 31,	September 30,
(Dollars in thousands)	2011	2010	2010	2010	2010
Balance:
Non-interest bearing	$1,631,709	$1,201,194	$1,042,730	48%	56%
NOW	1,633,752	1,561,507	1,551,749	6	5
Wealth Management deposits (2)	730,315	658,660	710,435	15	3
Money Market	2,190,117	1,759,866	1,746,168	33	25
Savings	867,483	744,534	713,823	22	22
Time certificates of deposit	5,252,632	4,877,912	5,197,334	10	1

Total deposits	$12,306,008	$10,803,673	$10,962,239	19%	12%

Mix:
Non-interest bearing	13%	11%	10%
NOW	13	15	14
Wealth Management deposits (2)	6	6	6
Money Market	18	16	16
Savings	7	7	7
Time certificates of deposit	43	45	47

Total deposits	100%	100%	100%

(1) Annualized

(2) Represents deposit balances of the Company’s subsidiary banks from brokerage customers of Wayne Hummer Investments, trust and asset management customers of The Chicago Trust Company and brokerage customers from unaffiliated companies which have been placed into deposit accounts of the Banks.

Deposit Maturity Analysis As of September 30, 2011

	Non-					Weighted- Average
	Interest	Savings				Rate of
	Bearing	and		Time		Maturing Time
	and	Money	Wealth	Certificates	Total	Certificates
(Dollars in thousands)	NOW (1)	Market (1)	Mgt. (1)	of Deposit	Deposits	of Deposit (2)

1-3 months	$3,265,461	$3,057,600	$730,315	$1,145,827	$8,199,203	1.10%
4-6 months	—	—	—	810,038	810,038	1.14
7-9 months	—	—	—	792,687	792,687	1.15
10-12 months	—	—	—	720,750	720,750	1.31
13-18 months	—	—	—	674,918	674,918	1.37
19-24 months	—	—	—	461,154	461,154	1.50
24+ months	—	—	—	647,258	647,258	2.27

Total deposits	$3,265,461	$3,057,600	$730,315	$5,252,632	$12,306,008	1.36%

(1) Balances of non-contractual maturity deposits are shown as maturing in the earliest time frame. These deposits do not have contractual maturities and re-price in varying degrees to changes in interest rates.

(2) Weighted-average rate excludes the impact of purchase accounting fair value adjustments.

NET INTEREST INCOME

The following table presents a summary of Wintrust’s average balances, net interest income and related net interest margins, calculated on a fully tax-equivalent basis, for the third quarter of 2011 compared to the third quarter of 2010 (linked quarters):

	For the Three Months Ended September 30, 2011			For the Three Months Ended September 30, 2010
(Dollars in thousands)	Average	Interest	Rate	Average	Interest	Rate
Liquidity management assets (1) (2) (7)	$3,083,508	$14,508	1.87%	$2,802,964	$9,625	1.36%
Other earning assets (2) (3) (7)	28,834	217	2.98	34,263	205	2.37
Loans, net of unearned income (2) (4) (7)	10,200,733	127,718	4.97	9,603,561	134,016	5.54
Covered loans	680,003	12,926	7.54	325,751	3,971	4.84

Total earning assets (7)	$13,993,078	$155,369	4.41%	$12,766,539	$147,817	4.59%

Allowance for loan losses	(128,848)			(113,631)
Cash and due from banks	140,010			154,078
Other assets	1,522,187			1,208,771

Total assets	$15,526,427			$14,015,757

Interest-bearing deposits	$10,442,886	$21,893	0.83%	$9,823,525	$31,088	1.26%
Federal Home Loan Bank advances	486,379	4,166	3.40	414,789	4,042	3.87
Notes payable and other borrowings	461,141	2,874	2.47	232,991	1,411	2.40
Secured borrowings—owed to securitization investors	600,000	3,003	1.99	600,000	3,167	2.09
Subordinated notes	40,000	168	1.65	55,000	265	1.89
Junior subordinated notes	249,493	4,437	6.96	249,493	4,448	6.98

Total interest-bearing liabilities	$12,279,899	$36,541	1.18%	$11,375,798	$44,421	1.55%

Non-interest bearing deposits	1,553,769			1,005,170
Other liabilities	185,042			243,282
Equity	1,507,717			1,391,507

Total liabilities and shareholders’ equity	$15,526,427			$14,015,757

Interest rate spread (5) (7)			3.23%			3.04%
Net free funds/contribution (6)	$1,713,179		0.14%	$1,390,741		0.18%

Net interest income/Net interest margin (7)		$118,828	3.37%		$103,396	3.22%

(1)	Liquidity management assets include available-for-sale securities, interest earning deposits with banks, federal funds sold and securities purchased under resale agreements.
(2)

Interest income on tax-advantaged loans, trading securities and securities reflects a tax-equivalent adjustment based on a marginal federal corporate tax rate of 35%. The total adjustments for the three months ended September 30, 2011 and 2010 were $419,000 and $416,000, respectively.

(3)	Other earning assets include brokerage customer receivables and trading account securities.
(4)	Loans, net of unearned income, include loans held-for-sale and non-accrual loans.
(5)	Interest rate spread is the difference between the yield earned on earning assets and the rate paid on interest-bearing liabilities.
(6)

Net free funds are the difference between total average earning assets and total average interest-bearing liabilities. The estimated contribution to net interest margin from net free funds is calculated using the rate paid for total interest-bearing liabilities.

(7)	See “Supplemental Financial Measures/Ratios” for additional information on this performance ratio.

The net interest margin increased 15 basis points in the third quarter of 2011 compared to the third quarter of 2010. This increase was primarily attributable to a 43 basis point decline in the cost of interest-bearing deposits over the last 12 months. Partially offsetting this improvement was a decrease on the yield on earning assets, primarily as a result of lower yields on loans due to lower amounts of accretable discount recognized as interest income on the purchased life insurance premium portfolio as prepayments declined and the negative impact of pricing pressures on the commercial premium finance portfolio.

The majority of covered loans are accounted for in accordance with ASC 310-30. As such, the yield on these loans at the acquisition date represents a fair value risk-free loan yield. In periods subsequent to the quarter of acquisition, the Company has experienced cash collections generally better than estimated for the initial valuation. Overall, expected losses and expected estimated lives have decreased, which has led to generally higher effective yields as estimated cash flows on the pools of loans has improved.

The following table presents a summary of Wintrust’s average balances, net interest income and related net interest margins, calculated on a fully tax-equivalent basis, for the third quarter of 2011 compared to the second quarter of 2011 (sequential quarters):

	For the Three Months Ended September 30, 2011			For the Three Months Ended June 30, 2011
(Dollars in thousands)	Average	Interest	Rate	Average	Interest	Rate
Liquidity management assets (1) (2) (7)	$3,083,508	$14,508	1.87%	$2,591,398	$13,198	2.04%
Other earning assets (2) (3) (7)	28,834	217	2.98	28,886	208	2.89
Loans, net of unearned income (2) (4) (7)	10,200,733	127,718	4.97	9,859,789	124,047	5.05
Covered loans	680,003	12,926	7.54	418,129	8,400	8.06

Total earning assets (7)	$13,993,078	$155,369	4.41%	$12,898,202	$145,853	4.54%

Allowance for loan losses	(128,848)			(125,537)
Cash and due from banks	140,010			135,670
Other assets	1,522,187			1,196,801

Total assets	$15,526,427			$14,105,136

Interest-bearing deposits	$10,442,886	$21,893	0.83%	$9,491,778	$22,404	0.95%
Federal Home Loan Bank advances	486,379	4,166	3.40	421,502	4,010	3.82
Notes payable and other borrowings	461,141	2,874	2.47	338,304	2,715	3.22
Secured borrowings – owed to securitization investors	600,000	3,003	1.99	600,000	2,994	2.00
Subordinated notes	40,000	168	1.65	45,440	194	1.69
Junior subordinated notes	249,493	4,437	6.96	249,493	4,422	7.01

Total interest-bearing liabilities	$12,279,899	$36,541	1.18%	$11,146,517	$36,739	1.32%

Non-interest bearing deposits	1,553,769			1,349,549
Other liabilities	185,042			148,999
Equity	1,507,717			1,460,071

Total liabilities and shareholders’ equity	$15,526,427			$14,105,136

Interest rate spread (5) (7)			3.23%			3.22%
Net free funds/contribution (6)	$1,713,179		0.14%	$1,751,685		0.18%

Net interest income/Net interest margin (7)		$118,828	3.37%		$109,114	3.40%

(1)	Liquidity management assets include available-for-sale securities, interest earning deposits with banks, federal funds sold and securities purchased under resale agreements.
(2)

Interest income on tax-advantaged loans, trading securities and securities reflects a tax-equivalent adjustment based on a marginal federal corporate tax rate of 35%. The total adjustments for the three months ended September 30, 2011 was $419,000 and for the three months ended June 30, 2011 was $408,000.

(3)	Other earning assets include brokerage customer receivables and trading account securities.
(4)	Loans, net of unearned income, include loans held-for-sale and non-accrual loans.
(5)	Interest rate spread is the difference between the yield earned on earning assets and the rate paid on interest-bearing liabilities.
(6)

Net free funds are the difference between total average earning assets and total average interest-bearing liabilities. The estimated contribution to net interest margin from net free funds is calculated using the rate paid for total interest-bearing liabilities.

(7)	See “Supplemental Financial Measures/Ratios” for additional information on this performance ratio.

The net interest margin for the third quarter of 2011 was 3.37% compared to 3.40% in the second quarter of 2011. The three basis point decrease in net interest margin in the third quarter of 2011 compared to the second quarter of 2011 resulted from the large increase in interest-bearing cash balances yielding 32 basis points in the third quarter and continued negative pricing pressures on the commercial premium finance portfolio. Excess liquidity balances continue to restrict net interest margin expansion as deposit growth exceeded strong loan growth. Partially offsetting these items was continued lower repricing of interest-bearing deposits, as the cost of this funding source declined by 12 basis points in the third quarter.

The majority of covered loans are accounted for in accordance with ASC 310-30. As such, the yield on these loans at the acquisition date represents a fair value risk-free loan yield. In periods subsequent to the quarter of acquisition, the Company has experienced cash collections generally better than estimated for the initial valuation. Overall, expected losses and expected estimated lives have decreased, which has led to generally higher effective yields as estimated cash flows on the pools of loans has improved. The yield on covered loans decreased in the third quarter of 2011 compared to the second quarter of 2011 as a result of the First Chicago acquisition.

The following table presents a summary of Wintrust’s average balances, net interest income and related net interest margins, calculated on a fully tax-equivalent basis, for the nine months ended September 30, 2011 compared to the nine months ended September 30, 2010:

	For the Nine Months Ended September 30, 2011			For the Nine Months Ended September 30, 2010
(Dollars in thousands)	Average	Interest	Rate	Average	Interest	Rate
Liquidity management assets (1) (2) (7)	$2,768,817	$39,060	1.89%	$2,592,751	$36,084	1.86%
Other earning assets (2) (3) (7)	28,483	606	2.84	50,192	883	2.35
Loans, net of unearned income (2) (4) (7)	9,971,231	381,352	5.11	9,371,291	396,845	5.66
Covered loans	476,199	28,398	7.97	178,492	6,653	4.98

Total earning assets (7)	$13,244,730	$449,416	4.54%	$12,192,726	$440,465	4.83%

Allowance for loan losses	(124,369)			(109,982)
Cash and due from banks	141,611			135,476
Other assets	1,287,724			1,104,240

Total assets	$14,549,696			$13,322,460

Interest-bearing deposits	$9,826,982	$68,253	0.93%	$9,358,313	$95,926	1.37%
Federal Home Loan Bank advances	441,558	12,134	3.67	420,554	12,482	3.97
Notes payable and other borrowings	355,989	8,219	1.29	225,579	4,312	2.56
Secured borrowings—owed to securitization investors	600,000	9,037	2.01	600,000	9,276	2.07
Subordinated notes	45,110	574	1.68	57,381	762	1.75
Junior subordinated notes	249,493	13,229	6.99	249,493	13,227	6.99

Total interest-bearing liabilities	$11,519,132	$111,446	1.29%	$10,911,320	$135,985	1.66%

Non-interest bearing deposits	1,389,307			934,734
Other liabilities	172,449			155,795
Equity	1,468,808			1,320,611

Total liabilities and shareholders’ equity	$14,549,696			$13,322,460

Interest rate spread (5) (7)			3.25%			3.17%
Net free funds/contribution (6)	$1,725,598		0.16%	$1,281,406		0.17%

Net interest income/Net interest margin (7)		$337,970	3.41%		$304,480	3.34%

(1)	Liquidity management assets include available-for-sale securities, interest earning deposits with banks, federal funds sold and securities purchased under resale agreements.
(2)

Interest income on tax-advantaged loans, trading securities and securities reflects a tax-equivalent adjustment based on a marginal federal corporate tax rate of 35%. The total adjustments for the nine months ended September 30, 2011 and 2010 were $1.2 million and $1.3 million, respectively.

(3)	Other earning assets include brokerage customer receivables and trading account securities.
(4)	Loans, net of unearned income, include loans held-for-sale and non-accrual loans.
(5)	Interest rate spread is the difference between the yield earned on earning assets and the rate paid on interest-bearing liabilities.
(6)

Net free funds are the difference between total average earning assets and total average interest-bearing liabilities. The estimated contribution to net interest margin from net free funds is calculated using the rate paid for total interest-bearing liabilities.

(7)	See “Supplemental Financial Measures/Ratios” for additional information on this performance ratio.

The net interest margin for the first nine months of 2011 was 3.41%, compared to 3.34% in the first nine months of 2010. Average earning assets for the first nine months of 2011 increased by $1.1 billion compared to the first nine months of 2010. This average earning asset growth was primarily a result of the $599.9 million increase in average loans, $297.7 million of average covered loan growth from the FDIC-assisted bank acquisitions and a $154.4 million increase in liquidity management and other earning assets. Growth in the life insurance premium finance portfolio of $285.6 million and growth in the commercial and industrial portfolio of $263.7 million accounted for the majority of the total average loan growth over the past 12 months. The average earning asset growth of $1.1 billion over the past 12 months was primarily funded by a $468.7 million increase in the average balances of interest-bearing deposits and an increase in the average balance of net free funds of $444.2 million.

NON-INTEREST INCOME

For the third quarter of 2011, non-interest income totaled $67.2 million, an increase of $12.6 million, or 23%, compared to the third quarter of 2010. The increase was primarily attributable to higher bargain purchase gains, wealth management revenues, and fees from covered call options, partially offset by decreases in mortgage banking revenue and gains on available-for-sale securities.

The following table presents non-interest income by category for the periods presented:

	Three Months Ended September 30,		$	%
(Dollars in thousands)	2011	2010	Change	Change
Brokerage	$6,108	$5,806	$302	5
Trust and asset management	5,886	3,167	2,719	86

Total wealth management	11,994	8,973	3,021	34

Mortgage banking	14,469	20,980	(6,511)	(31)
Service charges on deposit accounts	4,085	3,384	701	21
Gains on available-for-sale securities	225	9,235	(9,010)	(98)
Gain on bargain purchases	27,390	6,593	20,797	NM
Trading gains	591	210	381	NM
Other:
Fees from covered call options	3,436	703	2,733	NM
Bank Owned Life Insurance	351	552	(201)	(36)
Administrative services	784	744	40	5
Miscellaneous	3,922	3,282	640	20

Total Other	8,493	5,281	3,212	61

Total Non-Interest Income	$67,247	$54,656	$12,591	23

	Nine Months Ended September 30,		$	%
(Dollars in thousands)	2011	2010	Change	Change
Brokerage	$18,641	$17,072	$1,569	9
Trust and asset management	14,190	9,761	4,429	45

Total wealth management	32,831	26,833	5,998	22

Mortgage banking	38,917	38,693	224	1
Service charges on deposit accounts	10,990	10,087	903	9
Gains on available-for-sale securities	1,483	9,673	(8,190)	(85)
Gain on bargain purchases	37,974	43,981	(6,007)	(14)
Trading gains	121	4,554	(4,433)	(97)
Other:
Fees from covered call options	8,193	1,162	7,031	NM
Bank Owned Life Insurance	1,888	1,593	295	19
Administrative services	2,282	2,034	248	12
Miscellaneous	10,107	9,090	1,017	11

Total Other	22,470	13,879	8,591	62

Total Non-Interest Income	$144,786	$147,700	$(2,914)	(2)

NM—Not Meaningful

The significant changes in non-interest income for the quarter ended September 30, 2011 compared to the quarter ended September 30, 2010 are discussed below.

Wealth management revenue is comprised of the trust and asset management revenue of The Chicago Trust Company and the asset management fees, brokerage commissions, trading commissions and insurance product commissions at Wayne Hummer Investments and Great Lakes Advisors. Wealth management revenue totaled $12.0 million in the third quarter of 2011 and $9.0 million in the third quarter of 2010, an increase of 34%. The increase is mostly attributable to the acquisition of Great Lakes Advisors.

Mortgage banking revenue includes revenue from activities related to originating, selling and servicing residential real estate loans for the secondary market. For the quarter ended September 30, 2011, this revenue totaled $14.5 million, a decrease of $6.5 million when compared to the third quarter of 2010. Mortgages originated and sold totaled $642 million in the third quarter of 2011 compared to $1.1 billion in the third quarter of 2010. The decrease in mortgage banking revenue in the third quarter of 2011 as compared to the third quarter of 2010 resulted primarily from a decrease in gain on sales of loans, which was driven by lower origination volumes in the current quarter.

A summary of the mortgage banking revenue components is shown below:

Mortgage banking revenue

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
(Dollars in thousands)	2011	2011	2010	2011	2010
Mortgage loans originated and sold	$641,742	$458,538	$1,076,736	$1,662,368	$2,495,880

Mortgage loans serviced for others	$952,257	$943,542	$787,923
Fair value of mortgage servicing rights (MSRs)	$6,740	$8,762	$5,179
MSRs as a percentage of loans serviced	0.71%	0.93%	0.66%

Gain on sales of loans and other fees	$17,366	$13,037	$23,884	$41,996	$52,087
Mortgage servicing rights fair value adjustments	(2,631)	(1,136)	(1,472)	(3,626)	(3,789)
Recourse obligation adjustments on loans previously sold	(266)	916	(1,432)	547	(9,605)

Total mortgage banking revenue	$14,469	$12,817	$20,980	$38,917	$38,693

Gain on sales of loans and other fees as a percentage of loans sold	2.71%	2.84%	2.22%	2.53%	2.09%

The Company recognized gains on bargain purchases of $27.4 million in the third quarter of 2011 compared to $6.6 million in the third quarter of 2010. The bargain purchase gains in the third quarter of 2011 and 2010 relate to the FDIC-assisted bank acquisitions of First Chicago and Ravenswood, respectively. See “Acquisitions” for a discussion of these transactions.

The Company recognized $225,000 of net gains on available-for-sale securities in the third quarter of 2011 compared to a net gain of $9.2 million in the prior year third quarter. The net gains in the third quarter of 2010 primarily related to the sale of certain collateralized mortgage obligations.

Other non-interest income for the third quarter of 2011 totaled $8.5 million, compared to $5.3 million in the third quarter of 2010. Fees from certain covered call option transactions increased by $2.7 million in the third quarter of 2011 as compared to the same period in the prior year. Historically, compression in the net interest margin was effectively offset, as has consistently been the case, by the Company’s covered call strategy. An illustration of the past effectiveness of this strategy is shown in the Supplemental Financial Information section (see page titled “Net Interest Margin (Including Call Option Income)”). Miscellaneous income is primarily comprised of revenue from interest rate hedging transactions related to both customer-based trades and the related matched trades with inter-bank dealer counterparties. The Company recognized $2.7 million in revenue in the third quarter of 2011 compared to $502,000 in the third quarter of 2010. On a year-to-date basis, the Company recognized $5.2 million in 2011 compared to $592,000 in 2010. The revenue recognized on this customer-based activity is sensitive to the pace of organic loan growth, the shape of the LIBOR curve and the customers’ expectations of interest rates.

NON-INTEREST EXPENSE

Non-interest expense for the third quarter of 2011 totaled $106.3 million and increased approximately $6.6 million, or 7%, compared to the third quarter of 2010.

The following table presents non-interest expense by category for the periods presented:

	Three Months Ended September 30,		$	%
(Dollars in thousands)	2011	2010	Change	Change
Salaries and employee benefits:
Salaries	$36,633	$30,537	6,096	20
Commissions and bonus	14,984	17,366	(2,382)	(14)
Benefits	10,246	9,111	1,135	12

Total salaries and employee benefits	61,863	57,014	4,849	9
Equipment	4,501	4,203	298	7
Occupancy, net	7,512	6,254	1,258	20
Data processing	3,836	3,891	(55)	(1)
Advertising and marketing	2,119	1,650	469	28
Professional fees	5,085	4,555	530	12
Amortization of other intangible assets	970	701	269	38
FDIC insurance	3,100	4,642	(1,542)	(33)
OREO expenses, net	5,134	4,767	367	8
Other:
Commissions – 3rd party brokers	936	979	(43)	(4)
Postage	1,102	1,254	(152)	(12)
Stationery and supplies	904	812	92	11
Miscellaneous	9,259	9,001	258	3

Total other	12,201	12,046	155	1

Total Non-Interest Expense	$106,321	$99,723	$6,598	7

	Nine Months Ended September 30,		$	%
(Dollars in thousands)	2011	2010	Change	Change
Salaries and employee benefits:
Salaries	$101,776	$88,334	13,442	15
Commissions and bonus	36,458	40,064	(3,606)	(9)
Benefits	32,807	28,337	4,470	16

Total salaries and employee benefits	171,041	156,735	14,306	9
Equipment	13,174	12,144	1,030	8
Occupancy, net	20,789	18,517	2,272	12
Data processing	10,506	10,967	(461)	(4)
Advertising and marketing	5,173	4,434	739	17
Professional fees	13,164	11,619	1,545	13
Amortization of other intangible assets	2,363	2,020	343	17
FDIC insurance	10,899	13,456	(2,557)	(19)
OREO expenses, net	17,519	11,948	5,571	47
Other:
Commissions – 3rd party brokers	2,957	3,037	(80)	(3)
Postage	3,350	3,593	(243)	(7)
Stationery and supplies	2,632	2,305	327	14
Miscellaneous	28,069	25,549	2,520	10

Total other	37,008	34,484	2,524	7

Total Non-Interest Expense	$301,636	$276,324	$25,312	9

The significant changes in non-interest expense for the quarter ended September 30, 2011 compared to the quarter ended September 30, 2010 are discussed below.

Salaries and employee benefits comprised 58% of total non-interest expense in the third quarter of 2011 and 57% in the third quarter of 2010. Salaries and employee benefits expense increased $4.8 million, or 9%, in the third quarter of 2011 compared to the third quarter of 2010 primarily as a result of a $6.1 million increase in salaries caused by the addition of employees from the various acquisitions and larger staffing as the Company grows and a $1.1 million increase from employee benefits (primarily health plan and payroll taxes related), partially offset by a $2.4 million decrease in bonus and commissions attributable to variable pay based revenue.

Occupancy expense includes depreciation on premises, real estate taxes, utilities and maintenance of premises, as well as net rent expense for leased premises. Occupancy expense for the third quarter of 2011 was $7.5 million, an increase of $1.3 million, or 20%, compared to the same period in 2010. The increase is primarily the result of rent expense on additional leased premises and depreciation on owned locations which were obtained in the FDIC-assisted acquisitions.

Professional fees include legal, audit and tax fees, external loan review costs and normal regulatory exam assessments. Professional fees for the third quarter of 2011 were $5.1 million, an increase of $530,000, or 12%, compared to the same period in 2010. These increases are primarily a result of increased legal costs related to non-performing assets and recent acquisitions.

FDIC insurance expense for the third quarter of 2011 was $3.1 million, a decrease of $1.5 million, or 33%, compared to the same period in 2010. Effective April 1, 2011, standards applied in FDIC assessments set forth in the Federal Deposit Insurance Act were revised by the Dodd-Frank Wall Street Reform and Consumer Protection Act. These revisions modified definitions of a company’s insurance assessment base and assessment rates which led to the Company’s decreased FDIC expense in the third quarter of 2011 as compared to the third quarter of 2010.

OREO expenses include all costs related to obtaining, maintaining and selling of other real estate owned properties. This expense totaled $5.1 million in the third quarter of 2011, an increase of $367,000 compared to $4.8 million in the third quarter of 2010.

ASSET QUALITY

Allowance for Credit Losses, excluding covered loans

	Three Months Ended September 30,		Nine Months Ended September 30,
(Dollars in thousands)	2011	2010	2011	2010
Allowance for loan losses at beginning of period	$117,362	$106,547	$113,903	$98,277
Provision for credit losses	28,263	25,528	81,305	95,870
Other adjustments	—	—	—	1,943
Reclassification (to)/from allowance for unfunded lending-related commitments	(66)	(206)	1,733	478
Charge-offs:
Commercial	8,851	3,076	25,574	12,532
Commercial real estate	14,734	15,727	48,767	48,281
Home equity	1,071	1,234	3,144	4,604
Residential real estate	926	116	2,483	832
Premium finance receivables – commercial	1,738	1,505	5,138	21,186
Premium finance receivables – life insurance	31	79	275	79
Indirect consumer	24	198	188	728
Consumer and other	282	288	708	576

Total charge-offs	27,657	22,223	86,277	88,818

Recoveries:
Commercial	150	286	717	873
Commercial real estate	299	197	1,100	856
Home equity	32	8	59	22
Residential real estate	3	3	8	10
Premium finance receivables – commercial	159	220	5,802	637
Premium finance receivables – life insurance	—	—	12	—
Indirect consumer	75	29	183	160
Consumer and other	29	43	104	124

Total recoveries	747	786	7,985	2,682

Net charge-offs	(26,910)	(21,437)	(78,292)	(86,136)
Allowance for loan losses at period end	$118,649	$110,432	$118,649	$110,432
Allowance for unfunded lending-related commitments at period end	13,402	2,375	13,402	2,375

Allowance for credit losses at period end	$132,051	$112,807	$132,051	$112,807

Annualized net charge-offs by category as a percentage of its own respective category's average:
Commercial	1.60%	0.60%	1.63%	0.88%
Commercial real estate	1.69	1.84	1.89	1.90
Home equity	0.47	0.53	0.46	0.66
Residential real estate	0.80	0.07	0.68	0.20
Premium finance receivables – commercial	0.42	0.39	(0.06)	2.12
Premium finance receivables – life insurance	0.01	0.02	0.02	0.01
Indirect consumer	(0.33)	1.08	0.01	0.99
Consumer and other	0.84	1.01	0.75	0.57

Total loans, net of unearned income, excluding covered loans	1.05%	0.89%	1.05%	1.23%

Net charge-offs as a percentage of the provision for credit losses	95.21%	83.97%	96.29%	89.85%
Loans at period-end			$10,272,711	$9,461,155
Allowance for loan losses as a percentage of loans at period end			1.15%	1.17%
Allowance for credit losses as a percentage of loans at period end			1.29%	1.19%

The allowance for credit losses, excluding the allowance for covered loan losses, is comprised of the allowance for loan losses and the allowance for unfunded lending-related commitments. The allowance for loan losses is a reserve against loan amounts that are actually funded and outstanding while the allowance for unfunded lending-related commitments relates to certain amounts that Wintrust is committed to lend but for which funds have not yet been disbursed. The allowance for unfunded lending-related commitments (separate liability account) represents the portion of the allowance for credit losses that was associated with unfunded lending-related commitments. The provision for credit losses, excluding the provision for covered loan losses, may contain both a component related to funded loans (provision for loan losses) and a component related to lending-related commitments (provision for unfunded loan commitments and letters of credit). Total credit-related reserves also include the credit discounts on the purchased life insurance premium finance receivables which are netted with the loan balance. Additionally, on January 1, 2010, in conjunction with recording the securitization facility on its balance sheet, the Company established an allowance for loan losses totaling $1.9 million. This addition to the allowance for loan losses is shown as an “other adjustment to the allowance for loan losses.”

The provision for credit losses, excluding the provision for covered loan losses, totaled $28.3 million for the third quarter of 2011, $28.7 million in the second quarter of 2011 and $25.5 million for the third quarter of 2010. For the quarter ended September 30, 2011, net charge-offs, excluding covered loans, totaled $26.9 million compared to $26.0 million in the second quarter of 2011 and $21.4 million recorded in the third quarter of 2010. On a ratio basis, annualized net charge-offs as a percentage of average loans, excluding covered loans, were 1.05% in the third quarter of 2011, 1.06% in the second quarter of 2011, and 0.89% in the third quarter of 2010.

Management believes the allowance for credit losses is appropriate to provide for inherent losses in the portfolio. There can be no assurances however, that future losses will not exceed the amounts provided for, thereby affecting future results of operations. The amount of future additions to the allowance for credit losses will be dependent upon management’s assessment of the appropriateness of the allowance based on its evaluation of economic conditions, changes in real estate values, interest rates, the regulatory environment, the level of past-due and non-performing loans, and other factors. The increase in the allowance for credit losses from the end of the prior quarter reflects the continued changes in real estate values on certain types of credits, specifically credits with residential development collateral valuation exposure.

The Company also provides a provision for covered loan losses on covered loans and an allowance for covered loan losses on covered loans. Please see “Covered Assets” later in this document for more detail.

The table below shows the aging of the Company’s loan portfolio, excluding covered loans, at September 30, 2011:

As of September 30 2011

(Dollars in thousands)	Nonaccrual	90+ days and still accruing (1)	60-89 days past due (1)	30-59 days past due (1)	Current	Total Loans
Loan Balances:
Commercial
Commercial and industrial	$21,055	$—	$13,691	$9,748	$1,370,221	$1,414,715
Franchise	1,792	—	—	—	125,062	126,854
Mortgage warehouse lines of credit	—	—	—	—	132,425	132,425
Community Advantage – homeowners association	—	—	—	—	74,281	74,281
Aircraft	—	—	—	53	18,027	18,080
Asset-based lending	1,989	—	210	—	417,538	419,737
Municipal	—	—	—	—	74,723	74,723
Leases	—	—	—	—	66,671	66,671
Other	—	—	—	—	9,612	9,612

Total commercial	24,836	—	13,901	9,801	2,288,560	2,337,098

Commercial real-estate:
Residential construction	1,358	1,105	1,532	4,896	63,050	71,941
Commercial construction	2,860	—	—	823	156,738	160,421
Land	31,072	—	2,661	8,935	156,462	199,130
Office	15,432	—	2,079	63	516,356	533,930
Industrial	2,160	—	294	2,427	533,367	538,248
Retail	3,664	—	4,318	19,085	492,168	519,235
Multi-family	3,423	—	4,230	5,666	311,458	324,777
Mixed use and other	9,700	—	8,955	22,759	1,076,225	1,117,639

Total commercial real-estate	69,669	1,105	24,069	64,654	3,305,824	3,465,321

Home equity	15,426	—	2,002	5,072	856,680	879,180
Residential real estate	7,546	—	1,852	908	315,901	326,207
Premium finance receivables – commercial	6,942	4,599	3,206	7,726	1,395,099	1,417,572
Premium finance receivables – life insurance	349	2,413	5,877	7,076	1,655,728	1,671,443
Indirect consumer	146	292	81	370	61,563	62,452
Consumer and other	653	—	26	386	112,373	113,438

Total loans, net of unearned income, excluding covered loans	$125,567	$8,409	$51,014	$95,993	$9,991,728	$10,272,711

Aging as a % of Loan Balance:
Commercial
Commercial and industrial	1.5%	—%	1.0%	0.7%	96.8%	100.0%
Franchise	1.4	—	—	—	98.6	100.0
Mortgage warehouse lines of credit	—	—	—	—	100.0	100.0
Community Advantage – homeowners association	—	—	—	—	100.0	100.0
Aircraft	—	—	—	0.3	99.7	100.0
Asset-based lending	0.5	—	0.1	—	99.4	100.0
Municipal	—	—	—	—	100.0	100.0
Leases	—	—	—	—	100.0	100.0
Other	—	—	—	—	100.0	100.0

Total commercial	1.1	—	0.6	0.4	97.9	100.0

Commercial real-estate:
Residential construction	1.9	1.5	2.1	6.8	87.7	100.0
Commercial construction	1.8	—	—	0.5	97.7	100.0
Land	15.6	—	1.3	4.5	78.6	100.0
Office	2.9	—	0.4	—	96.7	100.0
Industrial	0.4	—	0.1	0.5	99.0	100.0
Retail	0.7	—	0.8	3.7	94.8	100.0
Multi-family	1.1	—	1.3	1.7	95.9	100.0
Mixed use and other	0.9	—	0.8	2.0	96.3	100.0

Total commercial real-estate	2.0	—	0.7	1.9	95.4	100.0

Home equity	1.8	—	0.2	0.6	97.4	100.0
Residential real estate	2.3	—	0.6	0.3	96.8	100.0
Premium finance receivables – commercial	0.5	0.3	0.2	0.5	98.5	100.0
Premium finance receivables – life insurance	—	0.1	0.4	0.4	99.1	100.0
Indirect consumer	0.2	0.5	0.1	0.6	98.6	100.0
Consumer and other	0.6	—	—	0.3	99.1	100.0

Total loans, net of unearned income, excluding covered loans	1.2%	0.1%	0.5%	0.9%	97.3%	100.0%

(1)	Excludes purchased non-covered loans acquired with evidence of credit quality deterioration since origination, in accordance with ASC 310-30.

As of September 30, 2011, $51.0 million of all loans, excluding covered loans, or 0.5%, were 60 to 89 days past due and $96.0 million, or 0.9%, were 30 to 59 days (or one payment) past due. As of June 30, 2011, $61.0 million of all loans, excluding covered loans, or 0.6%, were 60 to 89 days past due and $93.6 million, or 0.9%, were 30 to 59 days (or one payment) past due. The majority of the commercial and commercial real estate loans shown as 60 to 89 days and 30 to 59 days past due are included on the Company’s internal problem loan reporting system. Loans on this system are closely monitored by management on a monthly basis.

The Company’s home equity and residential loan portfolios continue to exhibit low delinquency ratios. Home equity loans at September 30, 2011 that are current with regard to the contractual terms of the loan agreement represent 97.4% of the total home equity portfolio. Residential real estate loans at September 30, 2011 that are current with regards to the contractual terms of the loan agreements comprise 96.8% of total residential real estate loans outstanding.

The table below shows the aging of the Company’s loan portfolio, excluding covered loans, at June 30, 2011:

As of June 30, 2011

(Dollars in thousands)	Nonaccrual	90+ days and still accruing	60-89 days past due	30-59 days past due	Current	Total Loans
Loan Balances:
Commercial
Commercial and industrial	$22,289	$—	$7,164	$23,754	$1,309,455	$1,362,662
Franchise	1,792	—	—	—	112,342	114,134
Mortgage warehouse lines of credit	—	—	—	—	68,477	68,477
Community Advantage – homeowners association	—	—	—	—	73,929	73,929
Aircraft	—	—	—	—	21,231	21,231
Asset-based lending	2,087	—	—	2,415	361,594	366,096
Municipal	—	—	—	—	63,296	63,296
Leases	—	—	—	763	61,772	62,535
Other	—	—	—	—	76	76

Total commercial	26,168	—	7,164	26,932	2,072,172	2,132,436

Commercial real-estate:
Residential construction	3,011	—	938	5,245	81,561	90,755
Commercial construction	2,453	—	7,579	7,075	120,540	137,647
Land	33,980	—	10,281	8,076	160,597	212,934
Office	17,503	—	1,648	3,846	509,385	532,382
Industrial	2,470	—	2,689	2,480	506,895	514,534
Retail	8,164	—	3,778	14,806	498,040	524,788
Multi-family	4,947	—	4,628	3,836	302,740	316,151
Mixed use and other	17,265	—	9,350	4,201	1,014,661	1,045,477

Total commercial real-estate	89,793	—	40,891	49,565	3,194,419	3,374,668

Home equity	15,853	—	1,502	4,081	859,266	880,702
Residential real estate	7,379	—	1,272	949	319,781	329,381
Premium finance receivables – commercial	10,309	4,446	5,089	7,897	1,401,695	1,429,436
Premium finance receivables – life insurance	670	324	4,873	3,254	1,610,547	1,619,668
Indirect consumer	89	284	98	531	56,716	57,718
Consumer and other	757	—	123	418	99,770	101,068

Total loans, net of unearned income, excluding covered loans	$151,018	$5,054	$61,012	$93,627	$9,614,366	$9,925,077

Aging as a % of Loan Balance:
Commercial
Commercial and industrial	1.6%	—%	0.5%	1.7%	96.2%	100.0%
Franchise	1.6	—	—	—	98.4	100.0
Mortgage warehouse lines of credit	—	—	—	—	100.0	100.0
Community Advantage – homeowners association	—	—	—	—	100.0	100.0
Aircraft	—	—	—	—	100.0	100.0
Asset-based lending	0.6	—	—	0.7	98.7	100.0
Municipal	—	—	—	—	100.0	100.0
Leases	—	—	—	1.2	98.8	100.0
Other	—	—	—	—	100.0	100.0

Total commercial	1.2	—	0.3	1.3	97.2	100.0

Commercial real-estate:
Residential construction	3.3	—	1.0	5.8	89.9	100.0
Commercial construction	1.8	—	5.5	5.1	87.6	100.0
Land	16.0	—	4.8	3.8	75.4	100.0
Office	3.3	—	0.3	0.7	95.7	100.0
Industrial	0.5	—	0.5	0.5	98.5	100.0
Retail	1.6	—	0.7	2.8	94.9	100.0
Multi-family	1.6	—	1.5	1.2	95.7	100.0
Mixed use and other	1.7	—	0.9	0.4	97.0	100.0

Total commercial real-estate	2.7	—	1.2	1.5	94.6	100.0

Home equity	1.8	—	0.2	0.5	97.5	100.0
Residential real estate	2.2	—	0.4	0.3	97.1	100.0
Premium finance receivables – commercial	0.7	0.3	0.4	0.6	98.0	100.0
Premium finance receivables – life insurance	—	—	0.3	0.2	99.5	100.0
Indirect consumer	0.2	0.5	0.2	0.9	98.2	100.0
Consumer and other	0.7	—	0.1	0.4	98.8	100.0

Total loans, net of unearned income, excluding covered loans	1.5%	0.1%	0.6%	0.9%	96.9%	100.0%

Non-performing Assets, excluding covered assets

The following table sets forth Wintrust’s non-performing assets, excluding covered assets and purchased non-covered loans acquired with evidence of credit quality deterioration since origination, at the dates indicated.

	September 30,	June 30,	September 30,
(Dollars in thousands)	2011	2011	2010
Loans past due greater than 90 days and still accruing:
Commercial	$—	$—	$—
Commercial real-estate	1,105	—	—
Home equity	—	—	—
Residential real-estate	—	—	—
Premium finance receivables – commercial	4,599	4,446	6,853
Premium finance receivables – life insurance	2,413	324	1,222
Indirect consumer	292	284	355
Consumer and other	—	—	2

Total loans past due greater than 90 days and still accruing	8,409	5,054	8,432

Non-accrual loans:
Commercial	24,836	26,168	19,444
Commercial real-estate	69,669	89,793	83,340
Home equity	15,426	15,853	6,144
Residential real-estate	7,546	7,379	6,644
Premium finance receivables – commercial	6,942	10,309	9,082
Premium finance receivables – life insurance	349	670	222
Indirect consumer	146	89	446
Consumer and other	653	757	569

Total non-accrual loans	125,567	151,018	125,891

Total non-performing loans:
Commercial	24,836	26,168	19,444
Commercial real-estate	70,774	89,793	83,340
Home equity	15,426	15,853	6,144
Residential real-estate	7,546	7,379	6,644
Premium finance receivables – commercial	11,541	14,755	15,935
Premium finance receivables – life insurance	2,762	994	1,444
Indirect consumer	438	373	801
Consumer and other	653	757	571

Total non-performing loans	$133,976	$156,072	$134,323
Other real estate owned	86,622	82,772	76,654
Other real estate owned – obtained in acquisition	10,302	—	—

Total non-performing assets	$230,900	$238,844	$210,977

Total non-performing loans by category as a percent of its own respective category's period-end balance:
Commercial	1.06%	1.23%	1.00%
Commercial real-estate	2.04	2.66	2.50
Home equity	1.75	1.80	0.67
Residential real-estate	2.31	2.24	1.94
Premium finance receivables – commercial	0.81	1.03	1.20
Premium finance receivables – life insurance	0.17	0.06	0.10
Indirect consumer	0.70	0.65	1.42
Consumer and other	0.58	0.75	0.57

Total loans, net of unearned income	1.30%	1.57%	1.42%

Total non-performing assets as a percentage of total assets	1.45%	1.63%	1.50%

Allowance for loan losses as a percentage of total non-performing loans	88.56%	75.20%	82.21%

Non-performing Commercial and Commercial Real Estate

The commercial non-performing loan category totaled $24.8 million as of September 30, 2011 compared to $26.2 million as of June 30, 2011 and $19.4 million as of September 30, 2010. The commercial real estate non-performing loan category totaled $70.8 million as of September 30, 2011 compared to $89.8 million as of June 30, 2011 and $83.3 million as of September 30, 2010.

Management is pursuing the resolution of all credits in this category. At this time, management believes reserves are appropriate to absorb inherent losses that are expected to occur upon the ultimate resolution of these credits.

Non-performing Residential Real Estate and Home Equity

Non-performing home equity and residential real estate loans totaled $23.0 million as of September 30, 2011. The balance increased $10.2 million from September 30, 2010 and decreased $260,000 from June 30, 2011. The September 30, 2011 non-performing balance is comprised of $7.5 million of residential real estate (34 individual credits) and $15.4 million of home equity loans (38 individual credits). On average, this is approximately 5 non-performing residential real estate loans and home equity loans per chartered bank within the Company. The Company believes control and collection of these loans is very manageable. At this time, management believes reserves are adequate to absorb inherent losses that may occur upon the ultimate resolution of these credits.

Non-performing Commercial Premium Finance Receivables

The table below presents the level of non-performing property and casualty premium finance receivables as of September 30, 2011 and 2010, and the amount of net charge-offs for the quarters then ended.

	September 30,	September 30,
(Dollars in thousands)	2011	2010
Non-performing premium finance receivables – commercial	$11,541	$15,935
– as a percent of premium finance receivables – commercial outstanding	0.81%	1.20%

Net (recoveries) charge-offs of premium finance receivables – commercial	$1,579	$1,285
– annualized as a percent of average premium finance receivables – commercial	0.42%	0.39%

Fluctuations in this category may occur due to timing and nature of account collections from insurance carriers. The Company’s underwriting standards, regardless of the condition of the economy, have remained consistent. We anticipate that net charge-offs and non-performing asset levels in the near term will continue to be at levels that are within acceptable operating ranges for this category of loans. Management is comfortable with administering the collections at this level of non-performing property and casualty premium finance receivables and believes reserves are adequate to absorb inherent losses that may occur upon the ultimate resolution of these credits.

The ratio of non-performing commercial premium finance receivables fluctuates throughout the year due to the nature and timing of canceled account collections from insurance carriers. Due to the nature of collateral for commercial premium finance receivables, it customarily takes 60-150 days to convert the collateral into cash. Accordingly, the level of non-performing commercial premium finance receivables is not necessarily indicative of the loss inherent in the portfolio. In the event of default, Wintrust has the power to cancel the insurance policy and collect the unearned portion of the premium from the insurance carrier. In the event of cancellation, the cash returned in payment of the unearned premium by the insurer should generally be sufficient to cover the receivable balance, the interest and other charges due. Due to notification requirements and processing time by most insurance carriers, many receivables will become delinquent beyond 90 days while the insurer is processing the return of the unearned premium. Management continues to accrue interest until maturity as the unearned premium is ordinarily sufficient to pay-off the outstanding balance and contractual interest due.

Nonperforming Loans Rollforward

The table below presents a summary of the changes in the balance of non-performing loans, excluding covered loans, for the three and nine month periods ending September 30, 2011 and 2010:

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
(Dollars in thousands)	2011	2010	2011	2010
Balance at beginning of period	$156,072	$135,401	$142,132	$131,804
Additions, net	39,500	40,539	141,410	127,349
Return to performing status	(2,147)	(19)	(5,515)	(3,844)
Payments received	(20,236)	(17,160)	(34,378)	(26,673)
Transfer to OREO	(17,670)	(10,011)	(53,021)	(50,734)
Charge-offs	(18,283)	(12,212)	(49,994)	(40,892)
Net change for niche loans (1)	(3,260)	(2,215)	(6,658)	(2,687)

Balance at end of period	$133,976	$134,323	$133,976	$134,323

(1)	This includes activity for premium finance receivables and indirect consumer loans.

Restructured Loans

The table below presents a summary of restructured loans for the respective period, presented by loan category and accrual status:

	September 30,	June 30,	September 30,
(Dollars in thousands)	2011	2011	2010
Accruing:
Commercial	$7,726	$12,396	$7,690
Commercial real estate	74,307	72,363	65,149
Residential real estate and other	3,326	1,079	1,121

Total accrual	$85,359	$85,838	$73,960

Non-accrual: (1)
Commercial	$3,793	$3,587	$3,959
Commercial real estate	13,322	12,308	13,812
Residential real estate and other	1,918	1,311	1,935

Total non-accrual	$19,033	$17,206	$19,706

Total restructured loans:
Commercial	$11,519	$15,983	$11,649
Commercial real estate	87,629	84,671	78,961
Residential real estate and other	5,244	2,390	3,056

Total restructured loans	$104,392	$103,044	$93,666

(1)	Included in total non-performing loans.

At September 30, 2011, the Company had $104.4 million in loans with modified terms. The $104.4 million in modified loans represents 136 credit relationships in which economic concessions were granted to certain borrowers to better align the terms of their loans with their current ability to pay.

The Company’s approach to restructuring loans is built on its credit risk rating system which requires credit management personnel to assign a credit risk rating to each loan. In each case, the loan officer is responsible for recommending a credit risk rating for each loan and ensuring the credit risk ratings are appropriate. These credit risk ratings are then reviewed and approved by the bank’s chief credit officer or the director’s loan committee. Credit risk ratings are determined by evaluating a number of factors including a borrower’s financial strength, cash flow coverage, collateral protection and guarantees. The Company’s credit risk rating scale is one through ten with higher scores indicating higher risk. In the case of loans rated six or worse following modification, the Company’s Managed Assets Division evaluates the loan and the credit risk rating and determines that the loan has been restructured to be reasonably assured of repayment and of performance according to the modified terms and is supported by a current, well-documented credit assessment of the borrower’s financial condition and prospects for repayment under the revised terms.

A modification of a loan with an existing credit risk rating of six or worse or a modification of any other credit, which will result in a restructured credit risk rating of six or worse must be reviewed for troubled debt restructuring (“TDR”) classification. In that event, our Managed Assets Division conducts an overall credit and collateral review. A modification of a loan is considered to be a TDR if both (1) the borrower is experiencing financial difficulty and (2) for economic or legal reasons, the bank grants a concession to a borrower that it would not otherwise consider. The modification of a loan where the credit risk rating is five or better both before and after such modification are not reviewed for TDR status. Based on the Company’s credit risk rating system, it considers that borrowers whose credit risk rating is five or better are not experiencing financial difficulties and therefore, are not considered TDRs.

TDRs are reviewed at the time of modification and on a quarterly basis to determine if a specific reserve is needed. The carrying amount of the loan is compared to the expected payments to be received, discounted at the loan’s original rate, or for collateral dependent loans, to the fair value of the collateral. Any shortfall is recorded as a specific reserve.

All credits determined to be a TDR will continue to be classified as a TDR in all subsequent periods, unless the borrower has been in compliance with the loan’s modified terms for a period of six months (including over a calendar year-end) and the modified interest rate represented a market rate at the time of a restructuring. Additionally, before removing a loan from TDR classification, a review of the current or previously measured impairment on the loan and any concerns related to future performance by the borrower is conducted. If concerns exist about the future ability of the borrower to meet its obligations under the loans based on a credit review by the Managed Assets Division, the TDR classification is not removed from the loan.

Each restructured loan was reviewed for collateral impairment at September 30, 2011 and approximately $6.3 million of collateral impairment was present and appropriately reserved for through the Company’s normal reserving methodology in the Company’s allowance for loan losses.

Other Real Estate Owned

The table below presents a summary of other real estate owned, excluding covered other real estate owned, as of September 30, 2011 and shows the activity for the respective period and the balance for each property type:

	Three Months Ended
	September 30,	June 30,	September 30,
(Dollars in thousands)	2011	2011	2010
Balance at beginning of period	$82,772	$85,290	$86,420
Disposals/resolved	(7,581)	(8,253)	(15,463)
Transfers in at fair value, less costs to sell	14,530	10,190	8,303
Additions from acquisition	10,302	—	—
Fair value adjustments	(3,099)	(4,455)	(2,606)

Balance at end of period	$96,924	$82,772	$76,654

	Period End
	September 30,	June 30,	September 30,
Balance by Property Type	2011	2011	2010
Residential real estate	$6,938	$7,196	$8,778
Residential real estate development	18,535	16,591	22,600
Commercial real estate	71,451	58,985	45,276

Total	$96,924	$82,772	$76,654

The following table provides a comparative analysis for the period end balances of the covered asset components and any changes in the allowance for covered loan losses.

Covered Assets

	September 30,	June 30,	September 30,
(Dollars in thousands)	2011	2011	2010
Period End Balances:
Loans	$680,075	$408,669	$353,840
Other real estate owned and other assets	65,583	31,053	18,741
FDIC Indemnification asset	379,306	110,049	161,640

Total covered assets	$1,124,964	$549,771	$534,221

Allowance for Covered Loan Losses Rollforward:
Balance at beginning of period	$7,443	$4,844	$—
Provision for covered loan losses before benefit attributable to FDIC loss share agreements	5,139	2,599	—
Benefit attributable to FDIC loss share agreements	(4,112)	(2,078)	—

Net provision for covered loan losses	1,027	521	—
Increase in FDIC indemnification asset	4,112	2,076	—
Loans charged-off	(88)	—	—
Recoveries of loans charged-off	—	2	—

Net charge-offs	(88)	2	—

Balance at end of period	$12,494	$7,443	$—

In conjunction with FDIC-assisted transactions, the Company entered into loss share agreements with the FDIC. These agreements cover realized losses on loans, foreclosed real estate and certain other assets. These loss share assets are measured separately from the loan portfolios because they are not contractually embedded in the loans and are not transferable with the loans should the Company choose to dispose of them. Fair values at the acquisition dates were estimated based on projected cash flows available for loss-share based on the credit adjustments estimated for each loan pool and the loss share percentages. The loss share assets are also separately measured from the related loans and foreclosed real estate and recorded separately on the Consolidated Statements of Condition. Subsequent to the acquisition date, reimbursements received from the FDIC for actual incurred losses will reduce the loss share assets. Additional expected losses, to the extent such expected losses result in the recognition of an allowance for loan losses, will increase the loss share assets. The loss share agreements with the FDIC require the Company to reimburse the FDIC in the event that actual losses on covered assets are lower than the original loss estimates agreed upon with the FDIC with respect of such assets in the loss share agreements. The allowance for loan losses for loans acquired in FDIC-assisted transactions is determined without giving consideration to the amounts recoverable through loss share agreements (since the loss share agreements are separately accounted for and thus presented “gross” on the balance sheet). On the Consolidated Statements of Income, the provision for credit losses is reported net of changes in the amount recoverable under the loss share agreements. Reductions to expected losses, to the extent such reductions to expected losses are the result of an improvement to the actual or expected cash flows from the covered assets, will reduce the loss share assets. The increases in cash flows for the purchased loans are recognized as interest income prospectively.

The following table provides activity for the accretable yield of loans accounted for under ASC 310-30.

	Accretable Yield Activity
		Life Insurance
	Bank	Premium
(Dollars in thousands)	Acquisitions	Finance Loans
Accretable yield at September 30, 2010	$38,866	$44,916
Acquisitions	96	—
Accretable yield amortized to interest income	(4,042)	(14,644)
Reclassification to/from non-accretable difference	—	(137)
Increases in interest cash flows due to payments and changes in interest rates	4,889	3,180

Accretable yield at December 31, 2010	$39,809	$33,315

Acquisitions	7,107	—
Accretable yield amortized to interest income	(14,159)	(9,052)
Reclassification to/from non-accretable difference	43,099	184
Increases in interest cash flows due to payments and changes in interest rates	15,476	1,096

Accretable yield at March 31, 2011	$91,332	$25,543

Accretable yield amortized to interest income	(13,568)	(5,122)
Reclassification to/from non-accretable difference	(2,625)	3,673
Increases in interest cash flows due to payments and changes in interest rates	5,609	797

Accretable yield at June 30, 2011	$80,748	$24,891

Acquisitions	24,695	—
Accretable yield amortized to interest income	(14,187)	(5,127)
Reclassification to/from non-accretable difference	(3,018)	—
Increases (decreases) in interest cash flows due to payments and changes in interest rates	(1,741)	432

Accretable yield at September 30, 2011	$86,497	$20,196

WINTRUST SUBSIDIARIES AND LOCATIONS

Wintrust is a financial holding company whose common stock is traded on the Nasdaq Global Select Market (Nasdaq: WTFC). Its 15 community bank subsidiaries are: Lake Forest Bank & Trust Company, Hinsdale Bank & Trust Company, North Shore Community Bank & Trust Company in Wilmette, Libertyville Bank & Trust Company, Barrington Bank & Trust Company, Crystal Lake Bank & Trust Company, Northbrook Bank & Trust Company, Schaumburg Bank & Trust Company, N.A., Village Bank & Trust in Arlington Heights, Beverly Bank & Trust Company in Chicago, Wheaton Bank & Trust Company, State Bank of The Lakes in Antioch, Old Plank Trail Community Bank, N.A. in New Lenox, St. Charles Bank & Trust Company and Town Bank in Hartland, Wisconsin. The banks also operate facilities in Illinois in Algonquin, Bloomingdale, Buffalo Grove, Cary, Chicago, Clarendon Hills, Deerfield, Downers Grove, Elgin, Frankfort, Geneva, Glencoe, Glen Ellyn, Gurnee, Grayslake, Highland Park, Highwood, Hoffman Estates, Island Lake, Itasca, Lake Bluff, Lake Villa, Lincoln Park, Lindenhurst, McHenry, Mokena, Mount Prospect, Mundelein, Naperville, North Chicago, Northfield, Norridge, Palatine, Park Ridge, Prospect Heights, Ravenswood, Ravinia, Riverside, Rogers Park, Roselle, Sauganash, Skokie, Spring Grove, Vernon Hills, Wauconda, Western Springs, Willowbrook, Winnetka and Wood Dale and in Delafield, Elm Grove, Madison, Wales, Wisconsin.

Additionally, the Company operates various non-bank subsidiaries. First Insurance Funding Corporation, one of the largest insurance premium finance companies operating in the United States, serves commercial and life insurance loan customers throughout the country. Tricom, Inc. of Milwaukee provides high-yielding, short-term accounts receivable financing and value-added out-sourced administrative services, such as data processing of payrolls, billing and cash management services, to temporary staffing service clients located throughout the United States. Wintrust Mortgage, a division of Barrington Bank & Trust Company, engages primarily in the origination and purchase of residential mortgages for sale into the secondary market through origination offices located throughout the United States. Loans are also originated nationwide through relationships with wholesale and correspondent offices. Wayne Hummer Investments, LLC is a broker-dealer providing a full range of private client and brokerage services to clients and correspondent banks located primarily in the Midwest. Great Lakes Advisors provides money management services and advisory services to individual accounts. Advanced Investment Partners, LLC is an investment management firm specializing in the active management of domestic equity investment strategies. The Chicago Trust Company, a trust subsidiary, allows Wintrust to service customers’ trust and investment needs at each banking location. Wintrust Information Technology Services Company provides information technology support, item capture and statement preparation services to the Wintrust subsidiaries.

FORWARD-LOOKING STATEMENTS

This document contains forward-looking statements within the meaning of federal securities laws. Forward-looking information can be identified through the use of words such as “intend,” “plan,” “project,” “expect,” “anticipate,” “believe,” “estimate,” “contemplate,” “possible,” “point,” “will,” “may,” “should,” “would” and “could.” Forward-looking statements and information are not historical facts, are premised on many factors and assumptions, and represent only management’s expectations, estimates and projections regarding future events. Similarly, these statements are not guarantees of future performance and involve certain risks and uncertainties that are difficult to predict, which may include, but are not limited to, those listed below and the Risk Factors discussed under Item 1A of the Company’s 2010 Annual Report on Form 10-K and in any of the Company’s subsequent SEC filings. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. Such forward-looking statements may be deemed to include, among other things, statements relating to the Company’s future financial performance, the performance of its loan portfolio, the expected amount of future credit reserves and charge-offs, delinquency trends, growth plans, regulatory developments, securities that the Company may offer from time to time, and management’s long-term performance goals, as well as statements relating to the anticipated effects on financial condition and results of operations from expected developments or events, the Company’s business and growth strategies, including future acquisitions of banks, specialty finance or wealth management businesses, organic growth and plans to form additional de novo banks or branch offices. Actual results could differ materially from those addressed in the forward-looking statements as a result of numerous factors, including the following:

•

negative economic conditions that adversely affect the economy, housing prices, the job market and other factors that may affect the Company’s liquidity and the performance of its loan portfolios, particularly in the markets in which it operates;

•	the extent of defaults and losses on the Company’s loan portfolio, which may require further increases in its allowance for credit losses;

•	estimates of fair value of certain of the Company’s assets and liabilities, which could change in value significantly from period to period;

•

changes in the level and volatility of interest rates, the capital markets and other market indices that may affect, among other things, the Company’s liquidity and the value of its assets and liabilities;

•	a decrease in the Company’s regulatory capital ratios, including as a result of further declines in the value of its loan portfolios, or otherwise;

•

legislative or regulatory changes, particularly changes in regulation of financial services companies and/or the products and services offered by financial services companies, including those resulting from the Dodd-Frank Act;

•	restrictions upon our ability to market our products to consumers and limitations on our ability to profitably operate our mortgage business resulting from the Dodd-Frank Act;

•	increased costs of compliance, heightened regulatory capital requirements and other risks associated with changes in regulation and the current regulatory environment, including the Dodd-Frank Act;

•	changes in capital requirements resulting from Basel II and III initiatives;

•	increases in the Company’s FDIC insurance premiums, or the collection of special assessments by the FDIC;

•	losses incurred in connection with repurchases and indemnification payments related to mortgages;

•	competitive pressures in the financial services business which may affect the pricing of the Company’s loan and deposit products as well as its services (including wealth management services);

•	delinquencies or fraud with respect to the Company’s premium finance business;

•	failure to identify and complete favorable acquisitions in the future or unexpected difficulties or developments related to the integration of recent or future acquisitions;

•	unexpected difficulties and losses related to FDIC-assisted acquisitions, including those resulting from our loss-sharing arrangements with the FDIC;

•	credit downgrades among commercial and life insurance providers that could negatively affect the value of collateral securing the Company’s premium finance loans;

•	any negative perception of the Company’s reputation or financial strength;

•	the loss of customers as a result of technological changes allowing consumers to complete their financial transactions without the use of a bank;

•	the ability of the Company to attract and retain senior management experienced in the banking and financial services industries;

•	the Company’s ability to comply with covenants under its securitization facility and credit facility;

•

unexpected difficulties or unanticipated developments related to the Company’s strategy of de novo bank formations and openings, which typically require over 13 months of operations before becoming profitable due to the impact of organizational and overhead expenses, the startup phase of generating deposits and the time lag typically involved in redeploying deposits into attractively priced loans and other higher yielding earning assets;

•	changes in accounting standards, rules and interpretations and the impact on the Company’s financial statements;

•	adverse effects on our operational systems resulting from failures, human error or tampering;

•	significant litigation involving the Company; and

•	the ability of the Company to receive dividends from its subsidiaries.

Therefore, there can be no assurances that future actual results will correspond to these forward-looking statements. The reader is cautioned not to place undue reliance on any forward-looking statement made by or on behalf of Wintrust. Any such statement speaks only as of the date the statement was made or as of such date that may be referenced within the statement. The Company undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this press release. Persons are advised, however, to consult further disclosures management makes on related subjects in its reports filed with the Securities and Exchange Commission and in its press releases.

CONFERENCE CALL, WEB CAST AND REPLAY

The Company will hold a conference call at 1:00 p.m. (CT) Wednesday, October 26, 2011 regarding third quarter 2011 results. Individuals interested in listening should call (877) 363-5049 and enter Conference ID #20066995. A simultaneous audio-only web cast and replay of the conference call may be accessed via the Company’s web site at (http://www.wintrust.com), Investor Relations, Investor News and Events, Presentations & Conference Calls. The text of the third quarter 2011 earnings press release will be available on the home page of the Company’s website at (http://www.wintrust.com) and at the Investor Relations, Investor News and Events, Press Releases link on its website.

WINTRUST FINANCIAL CORPORATION

Supplemental Financial Information

5 Quarter Trends

WINTRUST FINANCIAL CORPORATION – Supplemental Financial Information

Selected Financial Highlights – 5 Quarter Trends

	Three Months Ended
(Dollars in thousands, except per share data)	September 30, 2011	June 30, 2011	March 31, 2011	December 31, 2010	September 30, 2010
Selected Financial Condition Data (at end of period):
Total assets	$15,914,804	$14,615,897	$14,094,294	$13,980,156	$14,100,368
Total loans, excluding covered loans	10,272,711	9,925,077	9,561,802	9,599,886	9,461,155
Total deposits	12,306,008	11,259,260	10,915,169	10,803,673	10,962,239
Junior subordinated debentures	249,493	249,493	249,493	249,493	249,493
Total shareholders’ equity	1,528,187	1,473,386	1,453,253	1,436,549	1,398,912
Selected Statements of Income Data:
Net interest income	118,410	108,706	109,614	112,677	102,980
Net revenue (1)	185,657	145,358	150,501	157,138	157,636
Pre-tax adjusted earnings (2)	60,936	54,127	49,047	57,675	49,843
Net income	30,202	11,750	16,402	14,205	20,098
Net income (loss) per common share – Basic	$0.82	$0.31	$0.44	$(0.06)	$0.49
Net income (loss) per common share – Diluted	$0.65	$0.25	$0.36	$(0.06)	$0.47
Selected Financial Ratios and Other Data:
Performance Ratios:
Net interest margin (2)	3.37%	3.40%	3.48%	3.46%	3.22%
Non-interest income to average assets	1.72%	1.04%	1.18%	1.24%	1.56%
Non-interest expense to average assets	2.72%	2.76%	2.84%	2.97%	2.85%
Net overhead ratio (3)	1.00%	1.72%	1.66%	1.73%	1.28%
Efficiency ratio (2) (4)	57.21%	67.22%	65.05%	67.48%	67.01%
Return on average assets	0.77%	0.33%	0.47%	0.40%	0.57%
Return on average common equity	7.94%	3.05%	4.49%	(0.66)%	5.44%
Average total assets	$15,526,427	$14,105,136	$14,018,525	$14,199,351	$14,015,757
Average total shareholders’ equity	1,507,717	1,460,071	1,437,869	1,442,754	1,391,507
Average loans to average deposits ratio	85.0%	90.9%	91.2%	89.0%	88.7%
Average loans to average deposits ratio (including covered loans)	90.7	94.8	94.2	92.1	91.7
Common Share Data at end of period:
Market price per common share	$25.81	$32.18	$36.75	$33.03	$32.41
Book value per common share (2)	$33.92	$33.63	$33.70	$32.73	$35.70
Tangible common book value per share (2)	$26.47	$26.67	$26.65	$25.80	$26.34
Common shares outstanding	35,924,066	34,988,125	34,947,251	34,864,068	31,143,740
Other Data at end of period: (8)
Leverage Ratio (5)	9.6%	10.3%	10.3%	10.1%	10.3%
Tier 1 Capital to risk-weighted assets (5)	12.0%	12.3%	12.7%	12.5%	12.3%
Total capital to risk-weighted assets (5)	13.3%	13.5%	14.1%	13.8%	13.5%
Tangible Common Equity ratio (TCE) (2) (7)	7.4%	7.9%	8.0%	8.0%	5.9%
Allowance for credit losses (6)	$132,051	$119,697	$117,067	$118,037	$112,807
Non-performing loans	133,976	156,072	155,387	142,132	134,323
Allowance for credit losses to total loans (6)	1.29%	1.21%	1.22%	1.23%	1.19%
Non-performing loans to total loans	1.30%	1.57%	1.63%	1.48%	1.42%
Number of:
Bank subsidiaries	15	15	15	15	15
Non-bank subsidiaries	7	7	8	8	8
Banking offices	99	88	88	86	85

(1)	Net revenue includes net interest income and non-interest income
(2)	See “Supplemental Financial Measures/Ratios” for additional information on this performance measure/ratio.
(3)

The net overhead ratio is calculated by netting total non-interest expense and total non-interest income, annualizing this amount, and dividing by that period's total average assets. A lower ratio indicates a higher degree of efficiency.

(4)	The efficiency ratio is calculated by dividing total non-interest expense by tax-equivalent net revenue (less securities gains or losses). A lower ratio indicates more efficient revenue generation.
(5)	Capital ratios for current quarter-end are estimated.
(6)	The allowance for credit losses includes both the allowance for loan losses and the allowance for unfunded lending-related commitments, but excluding the allowance for covered loan losses.
(7)	Total shareholders' equity minus preferred stock and total intangible assets divided by total assets minus total intangible assets
(8)	Asset quality ratios exclude covered loans.

WINTRUST FINANCIAL CORPORATION – SUPPLEMENTAL FINANCIAL INFORMATION

Consolidated Statements of Condition – 5 Quarter Trends

	(Unaudited)	(Unaudited)	(Unaudited)		(Unaudited)
	September 30,	June 30,	March 31,	December 31,	September 30,
(In thousands)	2011	2011	2011	2010	2010
Assets
Cash and due from banks	$147,270	$140,434	$140,919	$153,690	$155,067
Federal funds sold and securities purchased under resale agreements	13,452	43,634	33,575	18,890	88,913
Interest-bearing deposits with other banks	1,101,353	990,308	946,193	865,575	1,224,584
Available-for-sale securities, at fair value	1,267,682	1,456,426	1,710,321	1,496,302	1,324,179
Trading account securities	297	509	2,229	4,879	4,935
Federal Home Loan Bank and Federal Reserve Bank stock, at cost	99,749	86,761	85,144	82,407	80,445
Brokerage customer receivables	27,935	29,736	25,361	24,549	25,442
Mortgage loans held-for-sale, at fair value	204,081	133,083	92,151	356,662	307,231
Mortgage loans held-for-sale, at lower of cost or market	8,955	5,881	2,335	14,785	13,209
Loans, net of unearned income, excluding covered loans	10,272,711	9,925,077	9,561,802	9,599,886	9,461,155
Covered loans	680,075	408,669	431,299	334,353	353,840

Total loans	10,952,786	10,333,746	9,993,101	9,934,239	9,814,995
Less: Allowance for loan losses	118,649	117,362	115,049	113,903	110,432
Less: Allowance for covered loan losses	12,496	7,443	4,844	—	—

Net loans	10,821,641	10,208,941	9,873,208	9,820,336	9,704,563
Premises and equipment, net	412,478	403,577	369,785	363,696	353,445
FDIC indemnification asset	379,306	110,049	124,785	118,182	161,640
Accrued interest receivable and other assets	468,711	389,634	394,292	366,438	365,496
Trade date securities receivable	637,112	322,091	—	—	—
Goodwill	302,369	283,301	281,940	281,190	278,025
Other intangible assets	22,413	11,532	12,056	12,575	13,194

Total assets	$15,914,804	$14,615,897	$14,094,294	$13,980,156	$14,100,368

Liabilities and Shareholders’ Equity
Deposits:
Non-interest bearing	$1,631,709	$1,397,433	$1,279,256	$1,201,194	$1,042,730
Interest bearing	10,674,299	9,861,827	9,635,913	9,602,479	9,919,509

Total deposits	12,306,008	11,259,260	10,915,169	10,803,673	10,962,239
Notes payable	3,004	1,000	1,000	1,000	1,000
Federal Home Loan Bank advances	474,570	423,500	423,500	423,500	414,832
Other borrowings	448,082	432,706	250,032	260,620	241,522
Secured borrowings - owed to securitization investors	600,000	600,000	600,000	600,000	600,000
Subordinated notes	40,000	40,000	50,000	50,000	55,000
Junior subordinated debentures	249,493	249,493	249,493	249,493	249,493
Trade date securities payable	73,874	2,243	10,000	—	2,045
Accrued interest payable and other liabilities	191,586	134,309	141,847	155,321	175,325

Total liabilities	14,386,617	13,142,511	12,641,041	12,543,607	12,701,456

Shareholders’ Equity:
Preferred stock	49,736	49,704	49,672	49,640	287,234
Common stock	35,926	34,988	34,947	34,864	31,145
Surplus	997,854	969,315	967,587	965,203	682,318
Treasury stock	(68)	(50)	(74)	—	(51)
Retained earnings	441,268	415,297	404,580	392,354	394,323
Accumulated other comprehensive income (loss)	3,471	4,132	(3,459)	(5,512)	3,943

Total shareholders’ equity	1,528,187	1,473,386	1,453,253	1,436,549	1,398,912

Total liabilities and shareholders’ equity	$15,914,804	$14,615,897	$14,094,294	$13,980,156	$14,100,368

WINTRUST FINANCIAL CORPORATION – SUPPLEMENTAL FINANCIAL INFORMATION

Consolidated Statements of Income (Unaudited) – 5 Quarter Trends

	Three Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
(In thousands, except per share data)	2011	2011	2011	2010	2010
Interest income
Interest and fees on loans	$140,543	$132,338	$136,543	$144,652	$137,902
Interest bearing deposits with banks	917	870	936	1,342	1,339
Federal funds sold and securities purchased under resale agreements	28	23	32	39	35
Securities	12,667	11,438	9,540	7,236	7,438
Trading account securities	15	10	13	11	19
Federal Home Loan Bank and Federal Reserve Bank stock	584	572	550	512	488
Brokerage customer receivables	197	194	166	170	180

Total interest income	154,951	145,445	147,780	153,962	147,401

Interest expense
Interest on deposits	21,893	22,404	23,956	27,853	31,088
Interest on Federal Home Loan Bank advances	4,166	4,010	3,958	4,038	4,042
Interest on notes payable and other borrowings	2,874	2,715	2,630	1,631	1,411
Interest on secured borrowings – owed to securitization investors	3,003	2,994	3,040	3,089	3,167
Interest on subordinated notes	168	194	212	233	265
Interest on junior subordinated debentures	4,437	4,422	4,370	4,441	4,448

Total interest expense	36,541	36,739	38,166	41,285	44,421

Net interest income	118,410	108,706	109,614	112,677	102,980
Provision for credit losses	29,290	29,187	25,344	28,795	25,528

Net interest income after provision for credit losses	89,120	79,519	84,270	83,882	77,452

Non-interest income
Wealth management	11,994	10,601	10,236	10,108	8,973
Mortgage banking	14,469	12,817	11,631	22,686	20,980
Service charges on deposit accounts	4,085	3,594	3,311	3,346	3,384
Gains on available-for-sale securities, net	225	1,152	106	159	9,235
Gain on bargain purchases	27,390	746	9,838	250	6,593
Trading gains (losses)	591	(30)	(440)	611	210
Other	8,493	7,772	6,205	7,301	5,281

Total non-interest income	67,247	36,652	40,887	44,461	54,656

Non-interest expense
Salaries and employee benefits	61,863	53,079	56,099	59,031	57,014
Equipment	4,501	4,409	4,264	4,384	4,203
Occupancy, net	7,512	6,772	6,505	5,927	6,254
Data processing	3,836	3,147	3,523	4,388	3,891
Advertising and marketing	2,119	1,440	1,614	1,881	1,650
Professional fees	5,085	4,533	3,546	4,775	4,555
Amortization of other intangible assets	970	704	689	719	701
FDIC insurance	3,100	3,281	4,518	4,572	4,642
OREO expenses, net	5,134	6,577	5,808	7,384	4,767
Other	12,201	13,264	11,543	13,140	12,046

Total non-interest expense	106,321	97,206	98,109	106,201	99,723

Income before taxes	50,046	18,965	27,048	22,142	32,385
Income tax expense	19,844	7,215	10,646	7,937	12,287

Net income	$30,202	$11,750	$16,402	$14,205	$20,098

Preferred stock dividends and discount accretion	$1,032	$1,033	$1,031	$16,175	$4,943

Net income (loss) applicable to common shares	$29,170	$10,717	$15,371	$(1,970)	$15,155

Net income (loss) per common share – Basic	$0.82	$0.31	$0.44	$(0.06)	$0.49

Net income (loss) per common share – Diluted	$0.65	$0.25	$0.36	$(0.06)	$0.47

Cash dividends declared per common share	$0.09	$—	$0.09	$—	$0.09

Weighted average common shares outstanding	35,550	34,971	34,928	32,015	31,117
Dilutive potential common shares	10,551	8,438	7,794	—	988

Average common shares and dilutive common shares	46,101	43,409	42,722	32,015	32,105

WINTRUST FINANCIAL CORPORATION – SUPPLEMENTAL FINANCIAL INFORMATION

Period End Loan Balances – 5 Quarter Trends

	September 30,	June 30,	March 31,	December 31,	September 30,
(Dollars in thousands)	2011	2011	2011	2010	2010
Balance:
Commercial	$2,337,098	$2,132,436	$1,937,561	$2,049,326	$1,952,791
Commercial real estate	3,465,321	3,374,668	3,356,562	3,338,007	3,331,498
Home equity	879,180	880,702	891,332	914,412	919,824
Residential real-estate	326,207	329,381	344,909	353,336	342,009
Premium finance receivables - commercial	1,417,572	1,429,436	1,337,851	1,265,500	1,323,934
Premium finance receivables - life insurance	1,671,443	1,619,668	1,539,521	1,521,886	1,434,994
Indirect consumer (1)	62,452	57,718	52,379	51,147	56,575
Consumer and other	113,438	101,068	101,687	106,272	99,530

Total loans, net of unearned income, excluding covered loans	$10,272,711	$9,925,077	$9,561,802	$9,599,886	$9,461,155
Covered loans	680,075	408,669	431,299	334,353	353,840

Total loans, net of unearned income	$10,952,786	$10,333,746	$9,993,101	$9,934,239	$9,814,995

Mix:
Commercial	21%	20%	19%	21%	20%
Commercial real estate	32	33	34	34	34
Home equity	8	8	9	9	9
Residential real-estate	3	3	4	3	3
Premium finance receivables – commercial	13	14	13	13	13
Premium finance receivables – life insurance	15	16	15	15	15
Indirect consumer (1)	1	1	1	1	1
Consumer and other	1	1	1	1	1

Total loans, net of unearned income, excluding covered loans	94%	96%	96%	97%	96%
Covered loans	6	4	4	3	4

Total loans, net of unearned income	100%	100%	100%	100%	100%

(1)	Includes autos, boats, snowmobiles and other indirect consumer loans.

WINTRUST FINANCIAL CORPORATION – SUPPLEMENTAL FINANCIAL INFORMATION

Period End Deposits Balances – 5 Quarter Trends

	September 30,	June 30,	March 31,	December 31,	September 30,
(Dollars in thousands)	2011	2011	2011	2010	2010
Balance:
Non-interest bearing	$1,631,709	$1,397,433	$1,279,256	$1,201,194	$1,042,730
NOW	1,633,752	1,530,068	1,526,955	1,561,507	1,551,749
Wealth Management deposits (1)	730,315	737,428	659,194	658,660	710,435
Money Market	2,190,117	1,985,661	1,844,416	1,759,866	1,746,168
Savings	867,483	736,974	749,681	744,534	713,823
Time certificates of deposit	5,252,632	4,871,696	4,855,667	4,877,912	5,197,334

Total deposits	$12,306,008	$11,259,260	$10,915,169	$10,803,673	$10,962,239

Mix:
Non-interest bearing	13%	12%	12%	11%	10%
NOW	13	14	14	15	14
Wealth Management deposits (1)	6	6	6	6	6
Money Market	18	18	17	16	16
Savings	7	7	7	7	7
Time certificates of deposit	43	43	44	45	47

Total deposits	100%	100%	100%	100%	100%

(1) Represents deposit balances of the Company's subsidiary banks from brokerage customers of Wayne Hummer Investments, trust and asset management customers of The Chicago Trust Company and brokerage customers from unaffiliated companies which have been placed into deposit accounts of the Banks.

WINTRUST FINANCIAL CORPORATION – SUPPLEMENTAL FINANCIAL INFORMATION Net Interest Margin (Including Call Option Income) – 5 Quarter Trends

	Three Months Ended
(Dollars in thousands)	September 30, 2011	June 30, 2011	March 31, 2011	December 31, 2010	September 30, 2010
Net interest income	$118,828	$109,114	$110,028	$113,083	$103,396
Call option income	3,436	2,287	2,470	1,075	703

Net interest income including call option income	$122,264	$111,401	$112,498	$114,158	$104,099

Yield on earning assets	4.41%	4.54%	4.68%	4.72%	4.59%
Rate on interest-bearing liabilities	1.18	1.32	1.39	1.43	1.55

Rate spread	3.23%	3.22%	3.29%	3.29%	3.04%
Net free funds contribution	0.14	0.18	0.19	0.17	0.18

Net interest margin	3.37	3.40	3.48	3.46	3.22
Call option income	0.10	0.07	0.08	0.03	0.02

Net interest margin including call option income	3.47%	3.47%	3.56%	3.49%	3.24%

WINTRUST FINANCIAL CORPORATION – SUPPLEMENTAL FINANCIAL INFORMATION

Net Interest Margin (Including Call Option Income – YTD Trends)

	Nine Months Ended September 30,	Years Ended December 31,
(Dollars in thousands)	2011	2010	2009	2008	2007
Net interest income	$337,971	$417,565	$314,096	$247,054	$264,777
Call option income	8,193	2,236	1,998	29,024	2,628

Net interest income including call option income	$346,164	$419,801	$316,094	$276,078	$267,405

Yield on earning assets	4.54%	4.80%	5.07%	5.88%	7.21%
Rate on interest-bearing liabilities	1.29	1.61	2.29	3.31	4.39

Rate spread	3.25%	3.19%	2.78%	2.57%	2.82%
Net free funds contribution	0.16	0.18	0.23	0.24	0.29

Net interest margin	3.41	3.37	3.01	2.81	3.11
Call option income	0.08	0.02	0.02	0.33	0.03

Net interest margin including call option income	3.49%	3.39%	3.03%	3.14%	3.14%

WINTRUST FINANCIAL CORPORATION – SUPPLEMENTAL FINANCIAL INFORMATION

Quarterly Average Balances – 5 Quarter Trends

	$00,000,000	$00,000,000	$00,000,000	$00,000,000	$00,000,000
	Three Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
(In thousands)	2011	2011	2011	2010	2010
Liquidity management assets	$3,083,508	$2,591,398	$2,632,012	$2,844,351	$2,802,964
Other earning assets	28,834	28,886	27,718	29,676	34,263
Loans, net of unearned income	10,200,733	9,859,789	9,849,309	9,777,435	9,603,561
Covered loans	680,003	418,129	326,571	337,690	325,751

Total earning assets	$13,993,078	$12,898,202	$12,835,610	$12,989,152	$12,766,539

Allowance for loan losses	(128,848)	(125,537)	(118,610)	(116,447)	(113,631)
Cash and due from banks	140,010	135,670	152,264	151,562	154,078
Other assets	1,522,187	1,196,801	1,149,261	1,175,084	1,208,771

Total assets	$15,526,427	$14,105,136	$14,018,525	$14,199,351	$14,015,757

Interest-bearing deposits	$10,442,886	$9,491,778	$9,542,637	$9,839,223	$9,823,525
Federal Home Loan Bank advances	486,379	421,502	416,021	415,260	414,789
Notes payable and other borrowings	461,141	338,304	266,379	244,044	232,991
Secured borrowings – owed to securitization investors	600,000	600,000	600,000	600,000	600,000
Subordinated notes	40,000	45,440	50,000	53,369	55,000
Junior subordinated notes	249,493	249,493	249,493	249,493	249,493

Total interest-bearing liabilities	$12,279,899	$11,146,517	$11,124,530	$11,401,389	$11,375,798

Non-interest bearing deposits	1,553,769	1,349,549	1,261,374	1,148,208	1,005,170
Other liabilities	185,042	148,999	194,752	207,000	243,282
Equity	1,507,717	1,460,071	1,437,869	1,442,754	1,391,507

Total liabilities and shareholders’ equity	$15,526,427	$14,105,136	$14,018,525	$14,199,351	$14,015,757

WINTRUST FINANCIAL CORPORATION – SUPPLEMENTAL FINANCIAL INFORMATION

Net Interest Margin – 5 Quarter Trends

	$00,000,000	$00,000,000	$00,000,000	$00,000,000	$00,000,000
	Three Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2011	2011	2011	2010	2010
Yield earned on:
Liquidity management assets	1.87%	2.04%	1.75%	1.32%	1.36%
Other earning assets	2.98	2.89	2.65	2.45	2.37
Loans, net of unearned income	4.97	5.05	5.34	5.71	5.54
Covered loans	7.54	8.06	8.78	4.75	4.84

Total earning assets	4.41%	4.54%	4.68%	4.72%	4.59%

Rate paid on:
Interest-bearing deposits	0.83%	0.95%	1.02%	1.12%	1.26%
Federal Home Loan Bank advances	3.40	3.82	3.86	3.86	3.87
Notes payable and other borrowings	2.47	3.22	4.00	2.65	2.40
Secured borrowings – owed to securitization investors	1.99	2.00	2.05	2.04	2.09
Subordinated notes	1.65	1.69	1.69	1.71	1.89
Junior subordinated notes	6.96	7.01	7.01	6.97	6.98

Total interest-bearing liabilities	1.18%	1.32%	1.39%	1.43%	1.55%

Interest rate spread	3.23%	3.22%	3.29%	3.29%	3.04%
Net free funds/contribution	0.14	0.18	0.19	0.17	0.18

Net interest income/Net interest margin	3.37%	3.40%	3.48%	3.46%	3.22%

WINTRUST FINANCIAL CORPORATION – SUPPLEMENTAL FINANCIAL INFORMATION

Non-Interest Income – 5 Quarter Trends

	Three Months Ended
(In thousands)	September 30, 2011	June 30, 2011	March 31, 2011	December 31, 2010	September 30, 2010
Brokerage	$6,108	$6,208	$6,325	$6,641	$5,806
Trust and asset management	5,886	4,393	3,911	3,467	3,167

Total wealth management	11,994	10,601	10,236	10,108	8,973

Mortgage banking	14,469	12,817	11,631	22,686	20,980
Service charges on deposit accounts	4,085	3,594	3,311	3,346	3,384
Gains on available-for-sale securities	225	1,152	106	159	9,235
Gain on bargain purchases	27,390	746	9,838	250	6,593
Trading gains (losses)	591	(30)	(440)	611	210
Other:
Fees from covered call options	3,436	2,287	2,470	1,074	703
Bank Owned Life Insurance	351	661	876	811	552
Administrative services	784	781	717	715	744
Miscellaneous	3,922	4,043	2,142	4,701	3,282

Total other income	8,493	7,772	6,205	7,301	5,281

Total Non-Interest Income	$67,247	$36,652	$40,887	$44,461	$54,656

WINTRUST FINANCIAL CORPORATION – SUPPLEMENTAL FINANCIAL INFORMATION

Non-Interest Expense – 5 Quarter Trends

	Three Months Ended
(In thousands)	September 30, 2011	June 30, 2011	March 31, 2011	December 31, 2010	September 30, 2010
Salaries and employee benefits:
Salaries	$36,633	$32,008	$33,135	$31,876	$30,537
Commissions and bonus	14,984	10,760	10,714	18,043	17,366
Benefits	10,246	10,311	12,250	9,112	9,111

Total salaries and employee benefits	61,863	53,079	56,099	59,031	57,014
Equipment	4,501	4,409	4,264	4,384	4,203
Occupancy, net	7,512	6,772	6,505	5,927	6,254
Data processing	3,836	3,147	3,523	4,388	3,891
Advertising and marketing	2,119	1,440	1,614	1,881	1,650
Professional fees	5,085	4,533	3,546	4,775	4,555
Amortization of other intangibles	970	704	689	719	701
FDIC insurance	3,100	3,281	4,518	4,572	4,642
OREO expenses, net	5,134	6,577	5,808	7,384	4,767
Other:
Commissions – 3rd party brokers	936	991	1,030	965	979
Postage	1,102	1,170	1,078	1,220	1,254
Stationery and supplies	904	888	840	1,069	812
Miscellaneous	9,259	10,215	8,595	9,886	9,001

Total other expense	12,201	13,264	11,543	13,140	12,046

Total Non-Interest Expense	$106,321	$97,206	$98,109	$106,201	$99,723

WINTRUST FINANCIAL CORPORATION – SUPPLEMENTAL FINANCIAL INFORMATION

Allowance for Credit Losses, excluding covered loans – 5 Quarter Trends

	Three Months Ended
(Dollars in thousands)	September 30, 2011	June 30, 2011	March 31, 2011	December 31, 2010	September 30, 2010
Allowance for loan losses at beginning of period	$117,362	$115,049	$113,903	$110,432	$106,547
Provision for credit losses	28,263	28,666	24,376	28,795	25,528
Other adjustments	—	—	—	—	—
Reclassification (to)/from allowance for unfunded lending-related commitments	(66)	(317)	2,116	(1,781)	(206)

Charge-offs:
Commercial	8,851	7,583	9,140	6,060	3,076
Commercial real estate	14,734	20,691	13,342	13,591	15,727
Home equity	1,071	1,300	773	1,322	1,234
Residential real estate	926	282	1,275	311	116
Premium finance receivables – commercial	1,738	1,893	1,507	1,820	1,505
Premium finance receivables – life insurance	31	214	30	154	79
Indirect consumer	24	44	120	239	198
Consumer and other	282	266	160	565	288

Total charge-offs	27,657	32,273	26,347	24,062	22,223

Recoveries:
Commercial	150	301	266	268	286
Commercial real estate	299	463	338	57	197
Home equity	32	19	8	2	8
Residential real estate	3	3	2	2	3
Premium finance receivables – commercial	159	5,375	268	144	220
Premium finance receivables – life insurance	—	12	—	—	—
Indirect consumer	75	42	66	38	29
Consumer and other	29	22	53	8	43

Total recoveries	747	6,237	1,001	519	786

Net charge-offs	(26,910)	(26,036)	(25,346)	(23,543)	(21,437)

Allowance for loan losses at period end	$118,649	$117,362	$115,049	$113,903	$110,432

Allowance for unfunded lending-related commitments at period end	13,402	2,335	2,018	4,134	2,375

Allowance for credit losses at period end	$132,051	$119,697	$117,067	$118,037	$112,807

Annualized net charge-offs by category as a percentage of its own respective category’s average:
Commercial	1.60%	1.45%	1.85%	1.11%	0.60%
Commercial real estate	1.69	2.40	1.57	1.66	1.84
Home equity	0.47	0.58	0.34	0.57	0.53
Residential real estate	0.80	0.25	0.91	0.17	0.07
Premium finance receivables – commercial	0.42	(0.99)	0.37	0.54	0.39
Premium finance receivables – life insurance	0.01	0.05	0.01	0.04	0.02
Indirect consumer	(0.33)	0.02	0.41	1.51	1.08
Consumer and other	0.84	0.98	0.42	1.98	1.01

Total loans, net of unearned income	1.05%	1.06%	1.04%	0.96%	0.89%

Net charge-offs as a percentage of the provision for credit losses	95.21%	90.83%	103.98%	81.76%	83.97%

Loans at period-end	$10,272,711	$9,925,077	$9,561,802	$9,599,886	$9,461,155
Allowance for loan losses as a percentage of loans at period end	1.15%	1.18%	1.20%	1.19%	1.17%
Allowance for credit losses as a percentage of loans at period end	1.29%	1.21%	1.22%	1.23%	1.19%

WINTRUST FINANCIAL CORPORATION – SUPPLEMENTAL FINANCIAL INFORMATION

Non-Performing Assets, excluding covered assets – 5 Quarter Trends

(Dollars in thousands)	September 30, 2011	June 30, 2011	March 31, 2011	December 31, 2010	September 30, 2010
Loans past due greater than 90 days and still accruing:
Commercial	$—	$—	$150	$478	$—
Commercial real-estate	1,105	—	1,997	—	—
Home equity	—	—	—	—	—
Residential real-estate	—	—	—	—	—
Premium finance receivables – commercial	4,599	4,446	6,319	8,096	6,853
Premium finance receivables – life insurance	2,413	324	—	—	1,222
Indirect consumer	292	284	310	318	355
Consumer and other	—	—	1	1	2

Total loans past due greater than 90 days and still accruing	8,409	5,054	8,777	8,893	8,432

Non-accrual loans:
Commercial	24,836	26,168	26,157	16,382	19,444
Commercial real-estate	69,669	89,793	94,001	93,963	83,340
Home equity	15,426	15,853	11,184	7,425	6,144
Residential real-estate	7,546	7,379	4,909	6,085	6,644
Premium finance receivables – commercial	6,942	10,309	9,550	8,587	9,082
Premium finance receivables – life insurance	349	670	342	354	222
Indirect consumer	146	89	320	191	446
Consumer and other	653	757	147	252	569

Total non-accrual loans	125,567	151,018	146,610	133,239	125,891
Total non-performing loans:
Commercial	24,836	26,168	26,307	16,860	19,444
Commercial real-estate	70,774	89,793	95,998	93,963	83,340
Home equity	15,426	15,853	11,184	7,425	6,144
Residential real-estate	7,546	7,379	4,909	6,085	6,644
Premium finance receivables – commercial	11,541	14,755	15,869	16,683	15,935
Premium finance receivables – life insurance	2,762	994	342	354	1,444
Indirect consumer	438	373	630	509	801
Consumer and other	653	757	148	253	571

Total non-performing loans	$133,976	$156,072	$155,387	$142,132	$134,323
Other real estate owned	86,622	82,772	85,290	71,214	76,654
Other real estate owned – obtained in acquisition	10,302	—	—	—	—

Total non-performing assets	$230,900	$238,844	$240,677	$213,346	$210,977

Total non-performing loans by category as a percent of its own respective category's period-end balance:
Commercial	1.06%	1.23%	1.36%	0.82%	1.00%
Commercial real-estate	2.04	2.66	2.86	2.81	2.50
Home equity	1.75	1.80	1.25	0.81	0.67
Residential real-estate	2.31	2.24	1.42	1.72	1.94
Premium finance receivables – commercial	0.81	1.03	1.19	1.32	1.20
Premium finance receivables – life insurance	0.17	0.06	0.02	0.02	0.10
Indirect consumer	0.70	0.65	1.20	0.99	1.42
Consumer and other	0.58	0.75	0.15	0.24	0.57

Total loans	1.30%	1.57%	1.63%	1.48%	1.42%

Total non-performing assets as a percentage of total assets	1.45%	1.63%	1.71%	1.53%	1.50%

Allowance for loan losses as a percentage of total non-performing loans	88.56%	75.20%	74.04%	80.14%	82.21%